Exhibit (99)(b)

WACHOVIA FIRST QUARTER 2006

QUARTERLY EARNINGS REPORT

APRIL 17, 2006

READERS ARE ENCOURAGED TO REFER TO WACHOVIA’S RESULTS FOR THE YEAR ENDED DECEMBER 31, 2005, PRESENTED IN ACCORDANCE WITH U.S. GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”), WHICH MAY BE FOUND IN WACHOVIA’S 2005 ANNUAL REPORT ON FORM 10-K.

ALL NARRATIVE COMPARISONS ARE WITH FOURTH QUARTER 2005 UNLESS OTHERWISE NOTED.

THE INFORMATION CONTAINED HEREIN INCLUDES CERTAIN NON-GAAP FINANCIAL MEASURES. PLEASE REFER TO PAGES 35-39 FOR AN IMPORTANT EXPLANATION OF OUR USE OF NON-GAAP MEASURES AND RECONCILIATION OF THOSE NON-GAAP MEASURES TO GAAP.

Wachovia 1Q06 Quarterly Earnings Report

First Quarter 2006 Financial Highlights

VERSUS 4Q05

•	Record earnings of $1.7 billion, up 1% and up 7% from 1Q05; EPS of $1.09 remained stable and grew 8% from 1Q05

—	Excluding $0.03 per share of net merger-related and restructuring expenses, record EPS of $1.12 up 1% and up 9% from 1Q05

Segment Earnings
	vs. 4Q05	vs.1Q05
General Bank	+13%	+21%
Capital Management	+23%	+24%
Wealth Management	0%	-5%
Corporate & Investment Bank	+25%	+3%

•	Record revenues up 7% on strong fee growth; up 9% from 1Q05

—	Net interest income decreased 1%; net interest margin narrowed 4 bps

•	Decreases driven by lower trading-related net interest income and the issuance of $2.5 billion of hybrid trust preferred securities (“WITS Transaction”)

—	Fee and other income of $3.5 billion increased 18%, and rose 17% from 1Q05 on strong market-related revenues and record results in service charges and other banking fees; results include:

•	$64 million of losses in investment portfolio

•	$100 million fee relating to Bank of America/MBNA merger and $33 million gain relating to Archipelago/NYSE merger

•	Fee income up 13% exclusive of the above mentioned one-time fee and gain

•	Other noninterest expense increased 1%

•	Includes $98 million relating to implementation of SFAS 123R, primarily retirement-eligible employee stock compensation, and $14 million relating to re-entering the credit card business

•	Average loans up 10% with strength in both consumer and commercial; up 18% from 1Q05

—	Includes effect of 4Q05 home equity line transfer and Westcorp merger

•	Average core deposits up 1%; up 7% from 1Q05

•	Net charge-offs were $59 million or 9 bps of average loans

—	Provision of $61 million

•	Repurchased 38 million shares during the quarter

•	Westcorp/WFS Financial transaction closed March 1

Page-1

Wachovia 1Q06 Quarterly Earnings Report

Earnings Reconciliation

Earnings Reconciliation	2006		2005								1Q06 EPS
	First Quarter		Fourth Quarter		Third Quarter		Second Quarter		First Quarter		vs 4Q05	vs 1Q05
(After-tax in millions, except per share data)	Amount	EPS	Amount	EPS	Amount	EPS	Amount	EPS	Amount	EPS
Net income (GAAP)	$1,728	1.09	1,707	1.09	1,665	1.06	1,650	1.04	1,621	1.01	—%	8
Net merger-related and restructuring expenses	46	0.03	37	0.02	51	0.03	48	0.03	31	0.02	50	50

Earnings excluding merger-related and restructuring expenses	1,774	1.12	1,744	1.11	1,716	1.09	1,698	1.07	1,652	1.03	1	9
Discontinued operations, net of income taxes	—	—	(214)	(0.14)	—	—	—	—	—	—

Earnings excluding merger-related and restructuring expenses, and discontinued operations	1,774	1.12	1,530	0.97	1,716	1.09	1,698	1.07	1,652	1.03	15	9
Deposit base and other intangible amortization	59	0.04	57	0.04	63	0.04	69	0.04	72	0.05	—	(20)

Earnings excluding merger-related and restructuring expenses, other intangible amortization and discontinued operations	$1,833	1.16	1,587	1.01	1,779	1.13	1,767	1.11	1,724	1.08	15%	7

KEY POINTS

•	Expect remaining amortization of intangibles for 2006: 2Q06 $0.04; 3Q06 $0.03; 4Q06 $0.03; calculated using average diluted shares outstanding of 1,637 million, representing 1Q06 average diluted shares outstanding of 1,586 plus 51 million shares reflecting the full-quarter impact of shares issued relating to Westcorp

(See Appendix, pages 14-15 for further detail)

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Wachovia 1Q06 Quarterly Earnings Report

Summary Results

Earnings Summary	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(In millions, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Net interest income (Tax-equivalent)	$3,539	3,575	3,440	3,411	3,474	(1)%	2
Fee and other income	3,517	2,989	3,258	2,977	2,995	18	17

Total revenue (Tax-equivalent)	7,056	6,564	6,698	6,388	6,469	7	9
Provision for credit losses	61	81	82	50	36	(25)	69
Other noninterest expense	4,079	4,032	3,820	3,591	3,696	1	10
Merger-related and restructuring expenses	68	58	83	90	61	17	11
Other intangible amortization	92	93	101	107	115	(1)	(20)

Total noninterest expense	4,239	4,183	4,004	3,788	3,872	1	9
Minority interest in income of consolidated subsidiaries	95	103	104	71	64	(8)	48

Income from continuing operations before income taxes (Tax-equivalent)	2,661	2,197	2,508	2,479	2,497	21	7
Income taxes (Tax-equivalent)	933	704	843	829	876	33	7

Income from continuing operations	1,728	1,493	1,665	1,650	1,621	16	7
Discontinued operations, net of income taxes	—	214	—	—	—	—	—

Net income	$1,728	1,707	1,665	1,650	1,621	1%	7

Diluted earnings per common share from continuing operations	$1.09	0.95	1.06	1.04	1.01	15%	8
Diluted earnings per common share available to common stockholders	$1.09	1.09	1.06	1.04	1.01	—%	8
Dividend payout ratio on common shares	46.79%	46.79	48.11	44.23	45.54	—	—
Return on average common stockholders’ equity	14.62	14.60	13.95	14.04	13.92	—	—
Return on average assets	1.34	1.30	1.29	1.31	1.31	—	—
Overhead efficiency ratio (Tax-equivalent)	60.07%	63.72	59.78	59.29	59.86	—	—
Operating leverage (Tax-equivalent)	$436	(312)	92	5	269	—%	62

KEY POINTS

•	Revenue increased 7% from 4Q05; up 9% from 1Q05

•	Net interest income declined 1%, or $36 million, reflecting lower trading-related net interest income and the effect of WITS Transaction which more than offset the $78 million one-month impact of Westcorp; up 2% from 1Q05

•	Fee and other income increased 18%; up 17% from 1Q05

—	Includes $100 million fee relating to Bank of America/MBNA merger, $33 million gain relating to Archipelago/NYSE merger, and $64 million of investment portfolio securities losses

•	Other noninterest expense increased 1%, or $47 million

—	Includes $98 million of increased employee stock compensation expense and $14 million of credit card expenses

—	4Q05 results included higher legal costs and $58 million of corporate contributions

(See Appendix, pages 14-19 for further detail)

MINORITY INTEREST IN PRE-TAX INCOME OF CONSOLIDATED ENTITIES IS ACCOUNTED FOR AS AN EXPENSE ON OUR INCOME STATEMENT. MINORITY INTEREST INCLUDES THE EXPENSE REPRESENTED BY PRUDENTIAL FINANCIAL, INC.’S 38% OWNERSHIP INTEREST IN WACHOVIA SECURITIES FINANCIAL HOLDINGS, LLC (WSFH), IN ADDITION TO THE EXPENSE ASSOCIATED WITH OTHER MINORITY INTERESTS IN OUR CONSOLIDATED SUBSIDIARIES.

Page-3

Wachovia 1Q06 Quarterly Earnings Report

Other Financial Measures

Performance Highlights

	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(Dollars in millions, except per share data)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Earnings excluding merger-related and restructuring expenses, and discontinued operations (a)(b)
Net income	$1,774	1,530	1,716	1,698	1,652	16%	7
Return on average assets	1.38%	1.17	1.33	1.35	1.34	—	—
Return on average common stockholders’ equity	15.01	13.05	14.36	14.43	14.19	—	—
Overhead efficiency ratio (Tax-equivalent)	59.10	62.84	58.55	57.87	58.92	—	—
Overhead efficiency ratio excluding brokerage (Tax-equivalent)	54.79%	59.08	54.08	52.89	54.18	—	—
Operating leverage (Tax-equivalent)	$446	(337)	84	35	214	—%	—

Earnings excluding merger-related and restructuring expenses, other intangible amortization and discontinued operations (a)(b)
Net income	$1,833	1,587	1,779	1,767	1,724	16%	6
Dividend payout ratio on common shares	43.97%	50.50	45.13	41.44	42.59	—	—
Return on average tangible assets	1.49	1.27	1.45	1.48	1.46	—	—
Return on average tangible common stockholders’ equity	30.64	27.11	29.14	29.50	28.86	—	—
Overhead efficiency ratio (Tax-equivalent)	57.81	61.41	57.06	56.19	57.15	—	—
Overhead efficiency ratio excluding brokerage (Tax-equivalent)	53.24%	57.36	52.30	50.88	52.07	—	—
Operating leverage (Tax-equivalent)	$444	(343)	77	27	215	—%	—

Other financial data
Net interest margin	3.21%	3.25	3.18	3.23	3.31	—	—
Fee and other income as % of total revenue	49.84	45.55	48.63	46.60	46.30	—	—
Effective income tax rate (c)	33.84	34.10	32.21	32.02	33.42	—	—
Effective tax rate (Tax-equivalent) (c) (d)	35.06%	35.39	33.63	33.50	35.05	—	—

Asset quality
Allowance for loan losses as % of loans, net	1.08%	1.05	1.13	1.18	1.20	—	—
Allowance for loan losses as % of nonperforming assets	389	378	303	284	262	—	—
Allowance for credit losses as % of loans, net	1.14	1.11	1.20	1.25	1.27	—	—
Net charge-offs as % of average loans, net	0.09	0.09	0.10	0.09	0.08	—	—
Nonperforming assets as % of loans, net, foreclosed properties and loans held for sale	0.28%	0.28	0.37	0.44	0.50	—	—

Capital adequacy
Tier 1 capital ratio (e)	7.90%	7.50	7.42	7.85	7.91	—	—
Tangible capital ratio (including FAS 115/133)	4.80	4.93	4.64	5.05	4.84	—	—
Tangible capital ratio (excluding FAS 115/133)	5.08	5.06	4.69	4.93	4.84	—	—
Leverage ratio (e)	6.86%	6.12	5.96	6.10	5.99	—	—

Other
Average diluted common shares (In millions)	1,586	1,570	1,575	1,591	1,603	1%	(1)
Actual common shares (In millions)	1,608	1,557	1,553	1,577	1,576	3	2
Dividends paid per common share	$0.51	0.51	0.51	0.46	0.46	—	11
Book value per common share	30.95	30.55	30.10	30.37	29.48	1	5
Common stock price	56.05	52.86	47.59	49.60	50.91	6	10
Market capitalization	$90,156	82,291	73,930	78,236	80,256	10	12
Common stock price to book value	181%	173	158	163	173	5	5
FTE employees	97,134	93,980	92,907	93,385	93,669	3	4
Total financial centers/brokerage offices	3,889	3,850	3,840	3,825	3,970	1	(2)
ATMs	5,179	5,119	5,119	5,089	5,234	1%	(1)

(a)	See tables on page 2, and on pages 36 through 39 for reconciliation to earnings prepared in accordance with GAAP.
(b)	See page 3 for the most directly comparable GAAP financial measure and pages 36 through 39 for reconciliation to earnings prepared in accordance with GAAP.
(c)	4Q05 includes taxes on discontinued operations
(d)	The tax-equivalent tax rate applies to fully tax-equivalized revenues.
(e)	The first quarter of 2006 is based on estimates.

Key Points

•	Cash overhead efficiency ratio declined 360 bps to 57.81% from higher than normal 4Q05 levels

—	57.23% excluding $100 million credit card fee and $98 million employee stock compensation expense

•	Net interest margin decreased 4 bps to 3.21% largely reflecting lower trading-related net interest income, growth in lower spread commercial loans and the impact of our WITS Transaction

•	Tier 1 capital increased 40 bps driven by our WITS Transaction; tangible capital ratio increased 2 bps to 5.08%

•	Leverage ratio of 6.86% reflects one month impact of Westcorp merger; estimated approximately 6.70% in a normalized quarter

•	FTE employees increased by over 3,150 largely reflecting the addition of Westcorp

•	Repurchased 38 million shares during the quarter at an average cost of $55.10 per share

•	Average diluted shares include 26 million average effect of 77 million shares issued in Westcorp merger and 11 million share effect of employee stock option and restricted share activity

(See Appendix, pages 14-19 for further detail)

Page-4

Wachovia 1Q06 Quarterly Earnings Report

Loan and Deposit Growth

Average Balance Sheet Data

	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Assets
Trading assets	$27,240	34,461	33,720	31,879	35,147	(21)%	(22)
Securities	117,944	115,557	114,902	115,006	114,961	2	3
Commercial loans, net
General Bank	86,045	83,702	80,987	80,563	78,983	3	9
Corporate and Investment Bank	42,900	41,524	38,792	37,824	36,510	3	18
Other	13,524	13,135	12,858	12,808	12,210	3	11

Total commercial loans, net	142,469	138,361	132,637	131,195	127,703	3	12
Consumer loans, net	118,105	99,121	96,323	92,686	93,472	19	26

Total loans, net	260,574	237,482	228,960	223,881	221,175	10	18

Loans held for sale	8,274	17,646	16,567	14,024	12,869	(53)	(36)
Other earning assets (a)	28,495	34,058	37,197	37,744	36,895	(16)	(23)

Total earning assets	442,527	439,204	431,346	422,534	421,047	1	5
Cash	12,762	12,770	12,277	12,389	12,661	—	1
Other assets	66,920	68,408	67,944	68,438	66,778	(2)	—

Total assets	$522,209	520,382	511,567	503,361	500,486	—%	4

Liabilities and Stockholders’ Equity
Core interest-bearing deposits	225,724	223,484	217,770	213,167	210,553	1	7
Foreign and other time deposits	32,616	32,323	25,623	21,856	23,579	1	38

Total interest-bearing deposits	258,340	255,807	243,393	235,023	234,132	1	10
Short-term borrowings	70,014	79,363	84,601	84,691	83,999	(12)	(17)
Long-term debt	56,052	47,804	47,788	48,114	47,385	17	18

Total interest-bearing liabilities	384,406	382,974	375,782	367,828	365,516	—	5
Noninterest-bearing deposits	64,490	64,018	62,978	62,171	60,542	1	7
Other liabilities	25,387	26,983	25,479	26,248	27,197	(6)	(7)

Total liabilities	474,283	473,975	464,239	456,247	453,255	—	5
Stockholders’ equity	47,926	46,407	47,328	47,114	47,231	3	1

Total liabilities and stockholders’ equity	$522,209	520,382	511,567	503,361	500,486	—%	4

(a) Includes interest-bearing bank balances, federal funds sold and securities purchased under resale agreements.

Memoranda
Low-cost core deposits	$243,905	243,953	239,685	237,274	235,090	—%	4
Other core deposits	46,309	43,549	41,063	38,064	36,005	6	29

Total core deposits	$290,214	287,502	280,748	275,338	271,095	1%	7

KEY POINTS

•	Trading assets decreased 21%, or $7.2 billion; driven by more efficient counterparty netting; commercial mortgage warehouse now reflected in loans held for sale

•	Securities increased $2.4 billion, or 2%, from 4Q05 reflecting the addition of Westcorp and increased fixed-rate funding

—	Average duration of investment securities increased to 3.8 years from 3.3 years due to extension of mortgage-backed securities in higher rate environment

•	Commercial loans increased $4.1 billion, or 3%; up 12% from 1Q05 driven by growth in all business lines

•	Consumer loans increased 19%; up 26% from 1Q05

—	Driven by 4Q05 quarter-end transfer of $12.5 billion of home equity line outstandings from held for sale to the loan portfolio, an average $4.6 billion due to Westcorp, and other consumer real estate-secured growth

—	Originated $17.1 billion of consumer loans in 1Q06

•	Loans held for sale decreased $9.3 billion reflecting the 4Q05 transfer of $12.5 billion of home equity loans from held for sale, partially offset by the effect of the commercial mortgage warehouse

•	Total earning assets include $3.2 billion of consumer loans held for sale and $5.6 billion of margin loans

•	Core deposits grew 1%; up 7%, or $19.1 billion from 1Q05

(See Appendix, pages 16-17 for further detail)

Page-5

Wachovia 1Q06 Quarterly Earnings Report

Fee and Other Income

Fee and Other Income

	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Service charges	$574	555	555	528	513	3%	12
Other banking fees	428	400	385	355	351	7	22
Commissions	639	594	615	603	599	8	7
Fiduciary and asset management fees	745	769	732	728	714	(3)	4
Advisory, underwriting and other investment banking fees	302	325	294	257	233	(7)	30
Trading account profits (losses)	219	(31)	160	49	108	—	—
Principal investing	103	135	166	41	59	(24)	75
Securities gains (losses)	(48)	(74)	29	136	(2)	(35)	—
Other income	555	316	322	280	420	76	32

Total fee and other income	$3,517	2,989	3,258	2,977	2,995	18%	17

KEY POINTS

•	Record fee and other income rose 18% driven by $250 million increase in trading results and $100 million fee relating to Bank of America/MBNA merger; grew 17% vs. 1Q05

•	Record service charges of $574 million rose 3%; up 12% from 1Q05

—	Commercial service charges increased seasonally, up 5% from 4Q05; consumer up 2%

•	Record other banking fees rose 7% driven by strength in mortgage banking; up 22% from 1Q05

•	Commissions increased 8% driven by improvement in retail brokerage activity; up 7% from 1Q05 on higher insurance commissions

•	Fiduciary and asset management fees decreased 3% from record 4Q05; up 4% vs. 1Q05

—	4Q05 sale of Corporate and Institutional Trust businesses reduced fiduciary fees by $44 million

—	Fiduciary and asset management fees from continuing operations up 3% driven by $16 million improvement in retail brokerage managed account fees

•	Advisory, underwriting and other investment banking fees decreased 7% from record 4Q05; up 30% from 1Q05

—	Strength in high grade and loan syndications more than offset by decreases from record 4Q05 levels in structured products and equities

•	Record trading account profits were $219 million vs. losses of $31 million in 4Q05 on strength in global rate products as well as a rebound from 4Q05 losses in structured products, investment grade and equities

•	Principal investing net gains of $103 million declined 24% from 4Q05; up 75% from 1Q05

•	Net securities losses of $48 million included $64 million in losses in the investment portfolio and $16 million of gains relating to corporate lending activities

•	Other income increased $239 million driven by $100 million fee relating to Bank of America/MBNA merger, $33 million gain relating to Archipelago/NYSE merger and $53 million of gains relating to commercial mortgage securitization activity

(See Appendix, page 18 for further detail)

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Wachovia 1Q06 Quarterly Earnings Report

Noninterest Expense

Noninterest Expense

	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Salaries and employee benefits	$2,697	2,470	2,476	2,324	2,401	9%	12
Occupancy	275	283	260	271	250	(3)	10
Equipment	280	277	276	269	265	1	6
Advertising	47	51	50	48	44	(8)	7
Communications and supplies	167	155	158	158	162	8	3
Professional and consulting fees	167	213	167	155	127	(22)	31
Sundry expense	446	583	433	366	447	(23)	—

Other noninterest expense	4,079	4,032	3,820	3,591	3,696	1	10
Merger-related and restructuring expenses	68	58	83	90	61	17	11
Other intangible amortization	92	93	101	107	115	(1)	(20)

Total noninterest expense	$4,239	4,183	4,004	3,788	3,872	1%	9

KEY POINTS

•	Other noninterest expense rose 1% and 10% vs. 1Q05

•	Salaries and employee benefits increased 9% reflecting higher revenue-based incentive compensation and $98 million of increased employee stock compensation expense, partially offset by a $76 million decline in severance expenses, up 12% from 1Q05

•	Professional and consulting fees decreased 22%, or $46 million; up 31% from 1Q05

•	Sundry expense decreased $137 million from 4Q05, which included higher legal costs and $58 million in corporate contributions

(See Appendix, page 19 for further detail)

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Wachovia 1Q06 Quarterly Earnings Report

General Bank

This segment includes Retail and Small Business, and Commercial.

General Bank

Performance Summary

	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(Dollars in millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$2,572	2,500	2,415	2,386	2,329	3%	10
Fee and other income	872	745	760	687	684	17	27
Intersegment revenue	45	57	56	49	43	(21)	5

Total revenue (Tax-equivalent)	3,489	3,302	3,231	3,122	3,056	6	14
Provision for credit losses	62	75	77	68	57	(17)	9
Noninterest expense	1,677	1,669	1,583	1,513	1,543	—	9
Income taxes (Tax-equivalent)	638	571	577	566	534	12	19

Segment earnings	$1,112	987	994	975	922	13%	21

Performance and other data
Economic profit	$866	759	768	746	686	14%	26
Risk adjusted return on capital (RAROC)	58.28%	53.32	54.23	53.94	50.57	—	—
Economic capital, average	$7,431	7,113	7,048	6,969	7,033	4	6
Cash overhead efficiency ratio (Tax-equivalent)	48.06%	50.53	49.01	48.47	50.48	—	—
Lending commitments	$115,788	111,202	106,570	102,768	97,069	4	19
Average loans, net	178,358	168,979	163,905	161,931	159,641	6	12
Average core deposits	$216,375	213,310	208,472	205,662	201,699	1	7
FTE employees	45,443	42,115	41,491	41,343	42,137	8%	8

General Bank Key Metrics

	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Customer overall satisfaction score (a)	6.62	6.63	6.61	6.63	6.62	—%	—
New/Lost ratio	1.27	1.19	1.25	1.31	1.38	7	(8)
Online active customers (In thousands) (b)	3,869	3,210	3,254	3,011	2,862	21	35
Financial centers	3,159	3,131	3,138	3,126	3,277	1%	(4)

(a)	Gallup survey measured on a 1-7 scale; 6.4 = “best in class”.
(b)	Retail and small business.

SEGMENT EARNINGS OF $1.1 BILLION, UP 13% AND UP 21% FROM 1Q05

•	Revenue of $3.5 billion up 6%; up 14% from 1Q05; reflects the addition of Westcorp

—	Net interest income up 3% and up 10% from 1Q05 on loan and deposit growth

•	Westcorp contributed $87 million of net interest income in the quarter

—	Fees increased 17% driven by the $100 million fee relating to Bank of America/MBNA merger as well as commercial and consumer service charge growth and higher mortgage-related fees

—	Fees up 4% excluding the above $100 million fee

•	Expenses remained relatively flat; up 9% from 1Q05

—	$49 million of higher employee stock compensation expense

—	$32 million relating to addition of Westcorp, and $14 million of costs relating to the credit card business, somewhat offset by continued efficiency improvements

—	4Q05 included higher branch investments, severance costs and corporate contributions

•	Average loans up 6% driven by growth in both consumer and commercial

—	Westcorp contributed $4.7 billion of average loans

•	Average core deposits up 1% on CD growth and interest checking

•	FTEs increased 3,328 reflecting 2,363 addition relating to the Westcorp merger, as well as increased hiring relating to our de novo and mortgage expansion activities and focus on sales and service

•	Westcorp merger added 19 branches; opened 13 de novo branches and consolidated 4 branches during the quarter

(See Appendix, pages 20-22 for further discussion of business unit results)

Page-8

Wachovia 1Q06 Quarterly Earnings Report

Capital Management

This segment includes Asset Management and Retail Brokerage Services and excludes divested Corporate and Institutional Trust businesses now reported in the Parent.

Capital Management

Performance Summary

	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(Dollars in millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$198	178	159	147	152	11%	30
Fee and other income	1,227	1,166	1,146	1,136	1,137	5	8
Intersegment revenue	(11)	(9)	(12)	(12)	(11)	(22)	—

Total revenue (Tax-equivalent)	1,414	1,335	1,293	1,271	1,278	6	11
Provision for credit losses	—	—	—	—	—	—	—
Noninterest expense	1,129	1,103	1,061	1,043	1,047	2	8
Income taxes (Tax-equivalent)	104	85	86	83	85	22	22

Segment earnings	$181	147	146	145	146	23%	24

Performance and other data
Economic profit	$139	105	107	105	106	32%	31
Risk adjusted return on capital (RAROC)	47.20%	38.95	40.28	40.36	40.48	—	—
Economic capital, average	$1,555	1,496	1,444	1,439	1,460	4	7
Cash overhead efficiency ratio (Tax-equivalent)	79.84%	82.61	82.09	82.02	81.97	—	—
Lending commitments	$237	208	184	176	148	14	60
Average loans, net	462	388	372	344	322	19	43
Average core deposits	$28,671	28,328	28,521	29,235	30,632	1	(6)
FTE employees	17,107	17,295	17,310	17,444	17,851	(1)%	(4)

Capital Management Key Metrics

	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(Dollars in millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Equity assets	$87,293	82,333	81,889	78,953	78,190	6%	12
Fixed income assets	105,982	104,345	107,491	103,731	105,955	2	—
Money market assets	45,030	42,953	43,734	42,666	40,578	5	11

Total assets under management (a)	238,305	229,631	233,114	225,350	224,723	4	6

Gross fluctuating mutual fund sales	$3,709	2,929	3,107	2,946	3,717	27	—

Full-service financial advisors series 7	7,926	8,028	7,941	7,833	7,883	(1)	1
Financial center advisors series 6	2,454	2,458	2,493	2,456	2,451	—	—
Broker client assets	$689,100	683,600	683,100	655,600	644,700	1	7
Customer receivables including margin loans	$5,346	5,832	5,647	5,623	5,748	(8)	(7)
Traditional brokerage offices	730	719	702	699	693	2	5
Banking centers with brokerage services	1,984	2,007	2,071	2,136	2,207	(1)%	(10)

(a)	Includes $68 billion in assets managed for Wealth Management which are also reported in that segment. Assets under management have been restated to exclude $24 billion from the divested Corporate and Institutional Trust business, which are now in the Parent, but still managed by Capital Management.

SEGMENT EARNINGS OF $181 MILLION, UP 23% AND 24% FROM 1Q05

•	Revenue of $1.4 billion increased 6%; up 11% from 1Q05

—	Net interest income grew 11% driven by improving deposit spreads

—	Fee income rose 5% driven by stronger retail brokerage transaction revenues and growth in managed account fees

•	Record brokerage managed account assets of $119.8 billion

•	Expenses increased 2% reflecting higher production-based commissions

—	$12 million in higher employee stock compensation expense

•	AUM increased 4% driven by higher market valuations and net flows in all asset classes

•	Series 7 advisors decreased 102 driven primarily by attrition of lower producing brokers and higher than normal retirements

—	Also reflects transfers relating to Wealth Management’s new open-architecture business model

•	Brokerage client assets grew 1% as 5% growth in our retail channels was largely offset by the loss of $30 billion in assets from a clearing client that was acquired by another firm

(See Appendix, pages 23-24 for further discussion of business unit results)

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Wachovia 1Q06 Quarterly Earnings Report

Wealth Management

This segment includes Private Banking, Personal Trust, Investment Advisory Services, Charitable Services, Financial Planning, and Insurance Brokerage (property and casualty, and high net worth life).

Wealth Management

Performance Summary

	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(Dollars in millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$149	153	147	143	140	(3)%	6
Fee and other income	191	193	196	188	151	(1)	26
Intersegment revenue	1	2	1	1	2	(50)	(50)

Total revenue (Tax-equivalent)	341	348	344	332	293	(2)	16
Provision for credit losses	—	1	6	—	(1)	—	—
Noninterest expense	250	254	240	227	196	(2)	28
Income taxes (Tax-equivalent)	33	35	35	38	37	(6)	(11)

Segment earnings	$58	58	63	67	61	—%	(5)

Performance and other data
Economic profit	$41	42	49	50	45	(2)%	(9)
Risk adjusted return on capital (RAROC)	42.87%	43.18	49.53	52.24	52.55	—	—
Economic capital, average	$516	508	503	488	442	2	17
Cash overhead efficiency ratio (Tax-equivalent)	73.21%	73.32	69.61	68.10	67.16	—	—
Lending commitments	$6,229	5,840	5,574	5,154	4,862	7	28
Average loans, net	15,526	14,848	14,161	13,581	12,829	5	21
Average core deposits	$14,557	14,222	13,457	13,330	13,303	2	9
FTE employees	4,771	4,808	4,816	4,849	4,035	(1)%	18

Wealth Management Key Metrics	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(Dollars in millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Investment assets under administration	$134,293	130,418	123,820	122,488	120,706	3%	11
Assets under management(a)	$68,349	65,572	65,642	64,907	64,606	4	6
Client relationships	45,170	44,457	45,381	50,409	55,721	2	(19)
Wealth Management advisors	973	978	971	962	1,004	(1)%	(3)

(a)	These assets are managed by and reported in Capital Management. Historical periods have been restated to reflect the transfer of assets from Wealth Management to other channels that best meet client needs.

SEGMENT EARNINGS OF $58 MILLION, FLAT LINKED QUARTER AND DOWN 5% FROM 1Q05

•	Revenue of $341 million, down 2% and up 16% from 1Q05

•	Net interest income decreased 3% as loan and deposit growth of 5% and 2%, respectively, was more than offset by narrower spreads

•	Fee and other income declined $2 million, or 1%, as growth in service charges was more than offset by weaker insurance commissions and trust and investment management fees

•	Expenses decreased $4 million, or 2%, and rose 28% from 1Q05

—	1Q06 reflects $10 million of higher employee stock compensation expense

—	4Q05 expenses reflected higher executive compensation payments and corporate contributions

—	Up 28% from 1Q05 driven by May 2005 Palmer & Cay acquisition

(See Appendix, page 25 for further discussion of business unit results)

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Wachovia 1Q06 Quarterly Earnings Report

Corporate and Investment Bank

This segment includes Corporate Lending, Investment Banking, and Treasury and International Trade Finance.

Corporate and Investment Bank

Performance Summary

	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(Dollars in millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$506	587	531	520	590	(14)%	(14)
Fee and other income	1,242	900	1,027	789	979	38	27
Intersegment revenue	(37)	(51)	(44)	(40)	(34)	(27)	9

Total revenue (Tax-equivalent)	1,711	1,436	1,514	1,269	1,535	19	11
Provision for credit losses	1	(13)	(3)	(8)	(3)	—	—
Noninterest expense	888	787	810	711	733	13	21
Income taxes (Tax-equivalent)	303	246	263	211	299	23	1

Segment earnings	$519	416	444	355	506	25%	3

Performance and other data
Economic profit	$332	226	263	177	344	47%	(3)
Risk adjusted return on capital (RAROC)	33.66%	27.02	29.77	24.14	38.45	—	—
Economic capital, average	$5,941	5,613	5,559	5,390	5,082	6	17
Cash overhead efficiency ratio (Tax-equivalent)	51.90%	54.76	53.51	56.02	47.77	—	—
Lending commitments	$103,812	103,079	92,966	88,365	80,608	1	29
Average loans, net	42,903	41,527	38,796	37,827	36,515	3	17
Average core deposits	$25,324	25,877	24,735	22,439	20,884	(2)	21
FTE employees	5,669	5,796	4,799	4,845	4,623	(2)%	23

Corporate and Investment Bank Sub-segment Revenue	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Investment Banking	$1,093	864	938	710	805	27%	36
Corporate Lending	366	325	332	324	485	13	(25)
Treasury and International Trade Finance	252	247	244	235	245	2	3

Total revenue (Tax-equivalent)	$1,711	1,436	1,514	1,269	1,535	19%	11

Memoranda
Total net trading revenue (Tax-equivalent)	$372	163	309	210	292	128%	27

SEGMENT EARNINGS OF $519 MILLION, UP 25% AND UP 3% FROM 1Q05

•	Record revenue of $1.7 billion increased 19% and grew 11% from 1Q05

—	Net interest income declined 14% on lower dividend income in equities trading and lower structured products warehouse

—	Fee and other income increased 38% from 4Q05, as higher trading profits and continued strong investment banking results were partially offset by lower principal investing gains

•	Expenses increased 13% and up 21% from 1Q05

—	Results include higher revenue-based incentives

—	$25 million of increased employee stock compensation expense

—	$22 million of incremental expenses relating to the AmNet merger

•	Average loans increased 3% linked quarter driven by growth in large corporate lending; average loans up 17% from 1Q05

(See Appendix, pages 26-28 for further discussion of business unit results)

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Wachovia 1Q06 Quarterly Earnings Report

Asset Quality

Asset Quality

	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Nonperforming assets
Nonaccrual loans	$672	620	784	819	910	8%	(26)
Foreclosed properties	108	100	112	138	132	8	(18)

Total nonperforming assets	$780	720	896	957	1,042	8%	(25)

as % of loans, net and foreclosed properties	0.28%	0.28	0.37	0.42	0.46	—	(39)

Nonperforming assets in loans held for sale	$24	32	59	111	159	(25)%	(85)

Total nonperforming assets in loans and in loans held for sale	$804	752	955	1,068	1,201	7%	(33)

as % of loans, net, foreclosed properties and loans held for sale	0.28%	0.28	0.37	0.44	0.50	—	—

Allowance for credit losses (a)
Allowance for loan losses, beginning of period	$2,724	2,719	2,718	2,732	2,757	—%	(1)
Balance of acquired entities at purchase date	300	—	—	—	—	—	—
Net charge-offs	(59)	(51)	(59)	(51)	(46)	16	28
Allowance relating to loans acquired, transferred to loans held for sale or sold	12	(21)	(26)	(11)	(13)	—	—
Provision for credit losses related to loans transferred to loans held for sale or sold (b)	—	5	12	—	1	—	—
Provision for credit losses	59	72	74	48	33	(18)	79

Allowance for loan losses, end of period	3,036	2,724	2,719	2,718	2,732	11	11

Reserve for unfunded lending commitments, beginning of period	158	154	158	156	154	3	3
Provision for credit losses	2	4	(4)	2	2	(50)	—

Reserve for unfunded lending commitments, end of period	160	158	154	158	156	1	3

Allowance for credit losses	$3,196	2,882	2,873	2,876	2,888	11%	11

Allowance for loan losses
as % of loans, net	1.08%	1.05	1.13	1.18	1.20	—	—
as % of nonaccrual and restructured loans (c)	452	439	347	332	300	—	—
as % of nonperforming assets (c)	389	378	303	284	262	—	—
Allowance for credit losses
as % of loans, net	1.14%	1.11	1.20	1.25	1.27	—	—

Net charge-offs	$59	51	59	51	46	16%	28
Commercial, as % of average commercial loans	0.05%	0.03	0.05	0.03	—	—	—
Consumer, as % of average consumer loans	0.14	0.16	0.18	0.18	0.19	—	—
Total, as % of average loans, net	0.09%	0.09	0.10	0.09	0.08	—	—

Past due loans, 90 days and over, and nonaccrual loans (c)
Commercial, as a % of loans, net	0.32%	0.30	0.43	0.45	0.50	—	—
Consumer, as a % of loans, net	0.62%	0.72	0.71	0.77	0.80	—	—

(a)	The allowance for credit losses is the sum of the allowance for loan losses and the reserve for unfunded lending commitments.
(b)	The provision related to loans transferred or sold includes recovery of lower of cost or market losses.
(c)	These ratios do not include nonperforming assets included in loans held for sale.

KEY POINTS

•	Total NPAs of $804 million increased $52 million; remained at a record low 28 bps

—	Nonaccrual loans increase primarily driven by two well-collateralized, asset-based loans

—	Westcorp added $7 million of NPAs

•	Provision expense of $61 million; net charge-offs of $59 million or 9 bps of average loans

—	Westcorp added $5 million of net charge-offs

•	Allowance for loan losses was $3.0 billion, or 1.08% of net loans, reflecting high quality loan portfolio

—	Reflects $300 million in allowance associated with Westcorp

—	Allowance 452% as a percentage of nonaccruals and restructured loans

(See Appendix, pages 30 - 32 for further detail)

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Wachovia 1Q06 Quarterly Earnings Report

2006 Full-Year Outlook

ECONOMIC ASSUMPTIONS FOR FULL-YEAR 2006

	JAN 19 ESTIMATE	CURRENT(a)
REAL GDP GROWTH	3.40%	3.30%
INFLATION (CPI)	2.90%	3.00%
FED FUNDS (AT DEC 2006)	4.75%	5.25%
10 YEAR TREASURY BOND (AT DEC 2006)	4.40%	5.00%
S&P 500 (AT DEC 2006)	7.00%	YTD 3.00%

(a) DENOTES UPDATE

(VERSUS FULL-YEAR ADJUSTED 2005 UNLESS OTHERWISE NOTED)

	ADJUSTED 2005#	2006 OUTLOOK

NET INTEREST INCOME (TE)	$14.6 BILLION	EXPECTED % GROWTH IN LOW SINGLE DIGITS

FEE INCOME	$12.3 BILLION	ANTICIPATE % GROWTH IN LOW DOUBLE DIGITS

NONINTEREST EXPENSE(1)	$15.8 BILLION	EXPECTED % GROWTH IN LOW SINGLE DIGITS

—     REFLECTS ESTIMATED $400-$450 MILLION OF CUMULATIVE SAVINGS DURING THE YEAR RELATING TO OUR EFFICIENCY INITIATIVE AS WELL AS THE EFFECT OF THE FULL-YEAR SAVINGS ASSOCIATED WITH SOUTHTRUST AND RETAIL BROKERAGE INTEGRATION

MINORITY INTEREST EXPENSE(1)	$367 MILLION	EXPECT MID TEENS % GROWTH

LOANS	$240.6 BILLION	EXPECT MID-TEENS % GROWTH

	$107.9 BILLION	CONSUMER HIGH TEENS % GROWTH

	$132.7 BILLION	COMMERCIAL LOW DOUBLE DIGITS % GROWTH

NET CHARGE-OFFS	15 BPS	15- 25 BPS OF AVERAGE NET LOANS RANGE

PROVISION EXPECTED TO BE WITHIN THIS RANGE

EFFECTIVE TAX RATE (TE)		APPROXIMATELY 34%–35%

LEVERAGE RATIO		TARGET > 6.00%

TANGIBLE CAPITAL RATIO (EXCLUDING FAS 115/133)		TARGET > 4.70%(a)

DIVIDEND PAYOUT RATIO		40%–50% OF EARNINGS (BEFORE MERGER-RELATED AND RESTRUCTURING EXPENSES, AND OTHER INTANGIBLE AMORTIZATION)

EXCESS CAPITAL		OPPORTUNISTICALLY REPURCHASE SHARES; AUTHORIZATION FOR 85 MILLION SHARES REMAINING

FINANCIALLY ATTRACTIVE, SHAREHOLDER FRIENDLY ACQUISITIONS

#	Wachovia’s results as footnoted below plus Westcorp’s nine month results through September 30, 2005, as reported in Westcorp’s fourth quarter report filed on form 10-Q dated 11/08/2005.
(1)	Before merger-related and restructuring expenses

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AP PENDIX

Wachovia 1Q06 Quarterly Earnings Report

SUMMARY OPERATING RESULTS

Business segment results are presented excluding (i) merger-related and restructuring expenses, (ii) deposit base intangible and other intangible amortization expense, (iii) amounts presented as discontinued operations and (iv) the cumulative effect of a change in accounting principle. This is the basis on which we manage and allocate capital to our business segments. We continuously assess assumptions, methodologies and reporting classifications to better reflect the true economics of our business segments.

We continuously update segment information for changes that occur in the management of our businesses. In 1Q06, we transferred certain customer relationships and financial advisors to Wealth Management from Capital Management relating to the introduction of a new open-architecture business model in Wealth Management and have updated information for 2005 to reflect this change. The impact to segment earnings for full year 2005 as a result of this and other changes was a $26 million decrease in the General Bank, a $5 million increase in Capital Management, a $7 million decrease in Wealth Management, a $2 million decrease in the Corporate and Investment Bank and a $30 million increase in the Parent.

In 1Q06, changes in fair value of certain derivatives held for other-than-trading purposes, which are economic hedges not designated and accounted for as accounting hedges, are presented in other income. Previously, for these certain derivatives, the changes in fair value were included in trading accounts profits (losses). Prior period amounts have been reclassified to be consistent with the current period presentation. The impact for full year 2005 was an increase in trading accounts profit (losses) of $41 million and a corresponding decrease in other income.

In a rising rate environment, Wachovia benefits from a widening spread between deposit costs and wholesale funding costs. However, our funds transfer pricing (“FTP”) system, described below, credits this benefit to deposit-providing business units on a lagged basis. The effect of the FTP system results in rising charges to business units for funding to support predominantly floating rate assets. This benefit of higher rates earned on floating-rate assets and lagging rates on longer duration deposits is captured in the central money book in the Parent segment.

In order to remove interest rate risk from each core business segment, the management reporting model employs a FTP system. The FTP system matches the duration of the funding used by each segment to the duration of the assets and liabilities contained in each segment. Matching the duration, or the effective term until an instrument can be repriced, allocates interest income and/or interest expense to each segment so its resulting net interest income is insulated from interest rate risk.

We re-entered the credit card market as a direct issuer beginning in January 2006. This coincided with our decision to terminate our existing joint marketing agreement with MBNA Corporation as a result of the Bank of America/MBNA merger, which closed on January 1, 2006. Upon consummation of that merger, MBNA paid us a $100 million termination fee, which is recorded in other income in 1Q06. We also recorded $14 million of costs associated with the credit card business in 1Q06.

On March 1, 2006, we consummated the acquisition of Westcorp and WFS Financial Inc, a California-based auto loan originator business and commercial bank. Financial results for 1Q06 include one-month’s results of the acquired Westcorp entities under the purchase accounting method. The ongoing auto loan origination business activity is included in the Commercial sub-segment of the General Bank segment and the retail banking business is included in the Retail sub-segment of the General Bank segment.

In 1Q06, we issued a junior subordinated note and a forward contract for the sale of noncumulative perpetual preferred stock to a trust. The trust then issued $2.5 billion of securities, referred to as WITS (Wachovia Income Trust Securities), to investors. The junior subordinated note qualifies as tier 1 capital and is reflected as long-term debt on the consolidated balance sheet. The offering of the WITS was led by the Corporate and Investment Bank, and the associated fee of $43 million received from the Parent is included in its segment revenue and eliminated in the Parent.

SFAS No. 123R, “Share-Based Payment,” requires that compensation costs relating to share-based payment transactions be recognized in income and is effective for share-based awards granted on or after January 1, 2006. We adopted the fair value method of accounting for stock options in 2002. Accordingly, the primary impact to us from implementation of SFAS 123R is the different treatment of awards to retirement-eligible employees, which now must be expensed in full at the date of grant, or from the date of grant to the date that an employee will be retirement-eligible, if that is before the end of the vesting period. In 1Q06, we made our

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Wachovia 1Q06 Quarterly Earnings Report

annual Corporate and CIB stock grants and 1Q06 includes $98 million of increased employee stock compensation expense, primarily related to the impact of awards granted to retirement-eligible employees. Capital Management’s annual grant is expected to occur in 2Q06.

We adopted SFAS No. 156, “Accounting for Servicing of Financial Assets,” effective January 1, 2006. SFAS 156 requires that all servicing assets and liabilities initially be recognized at fair value, rather than based on an allocated fair value amount. Additionally, SFAS 156 permits entities to choose to recognize individual classes of servicing assets at fair value on an ongoing basis, with subsequent changes in fair value recorded in earnings. We elected to record a class of residential mortgage servicing rights at fair value with the adoption of SFAS 156. Accordingly, we have recorded a $41 million after-tax cumulative effect adjustment to beginning retained earnings, as required by SFAS 156, for the difference between the carrying amount of these servicing rights and their fair value at the date of adoption. At March 31, 2006, the fair value of servicing assets recorded under this election was $282 million. Changes in fair value for these servicing assets were $8 million in 1Q06 and are included in other banking fees.

As previously disclosed, the FASB has been discussing several matters relating to leveraged lease accounting and uncertain tax positions. On July 14, 2005, the FASB issued a proposed FASB Staff Position (“FSP”) that would amend SFAS 13 such that changes that affect the timing of cash flows but not the total net income under the lease will also trigger a recalculation of the lease. The FASB has also issued a proposed FASB Interpretation, “Uncertain Tax Positions” to clarify the criteria for recognition of income tax benefits in accordance with SFAS No. 109, “Accounting for Income Taxes.” Please see pages 40-41 of Exhibit 13 to Wachovia’s 2005 Annual Report on Form 10-K for a discussion of these FASB proposals.

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Wachovia 1Q06 Quarterly Earnings Report

NET INTEREST INCOME

(See Table on Page 5)

Net Interest Income Summary	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Average earning assets	$442,527	439,204	431,346	422,534	421,047	1%	5
Average interest-bearing liabilities	384,406	382,974	375,782	367,828	365,516	—	5

Interest income (Tax-equivalent)	6,756	6,542	6,097	5,755	5,514	3	23
Interest expense	3,217	2,967	2,657	2,344	2,040	8	58

Net interest income (Tax-equivalent)	$3,539	3,575	3,440	3,411	3,474	(1)%	2

Average rate earned	6.15%	5.93	5.63	5.46	5.27	—	—
Equivalent rate paid	2.94	2.68	2.45	2.23	1.96	—	—

Net interest margin	3.21%	3.25	3.18	3.23	3.31	—	—

Net interest income of $3.5 billion decreased $36 million, or 1%. While the addition of Westcorp contributed $78 million in net interest income, this was more than offset by a $67 million decline in trading-related net interest income, principally dividend income, modest margin compression related to a flattening yield curve and $12 million impact to interest expense from our WITS Transaction.

Net interest margin decreased 4 bps to 3.21% vs. 4Q05 and fell 10 bps vs. 1Q05. Growth in lower spread loans and other earning assets reduced the net interest margin despite a 2 bps positive impact of $4.7 billion higher spread Westcorp loans, modest benefits derived by the deconsolidation of conduits and more efficient counterparty netting. Lower trading-related revenue and a 1 bp decrease due to the WITS Transaction further contributed to the remainder of the decline.

In order to maintain our targeted interest rate risk profile, derivative positions are used to hedge the repricing risk inherent in balance sheet positions. The contribution of hedge-related derivatives, primarily on fixed rate liabilities and floating rate loans, offsets effects on income from balance sheet positions. In 1Q06, net hedge-related derivative income contributed 1 bp to the net interest margin vs. 6 bps in 4Q05 and 15 bps in 1Q05 reflecting the rising rate environment.

Average trading assets declined 21% and 22% from 1Q05 reflecting more efficient counterparty netting and that commercial mortgage warehouse activity is now reflected in loans held for sale, partially offset by growth in other trading activity. Average securities were up 2% linked quarter reflecting Westcorp merger and increased fixed-rate funding. Securities were up 3% from 1Q05.

Average loans rose 10% and 18% from 1Q05. Average commercial loans were up 3%, with growth in large corporate, middle-market commercial, and commercial real estate, and grew 12% from 1Q05. Average consumer loans increased 19% driven by the $11.6 billion effect of the 4Q05 quarter-end transfer of $12.5 billion of home equity line outstandings to the portfolio from held for sale, a $4.6 billion increase relating to Westcorp, as well as other growth in real-estate secured loans. Linked quarter averages were affected by the sale of a net average $1.2 billion of consumer loans. Additionally, net mortgage purchases of an average $1.4 billion offset runoff of an average $565 million in the investment mortgage portfolio. Excluding the transfer of home equity lines, the impact of Westcorp and investment portfolio activity, consumer loans grew 4%. Consumer loans grew 26% from 1Q05. Average loans held for sale decreased $9.4 billion as a result of the $12.5 billion end of 4Q05 transfer of home equity lines to the portfolio somewhat offset by commercial warehouse activity. In 1Q06, we originated $6.2 billion of mortgages and delivered $2.8 billion to agencies/privates.

Average other earning assets declined 16% on a $1.4 billion average effect from the 4Q05 deconsolidation of conduits and a reduction in federal funds sold.

Total average earning assets grew $3.3 billion, or 1%, from 4Q05 and grew $21.5 billion from 1Q05.

Average core deposits increased $2.7 billion, or 1%, on $2.7 billion growth in consumer CDs. Westcorp added average core deposits of $771 million. Core deposits rose $19.1 billion or 7% from 1Q05. Average short-term borrowings declined $9.3 billion linked quarter and $14.0 billion from 1Q05. Average long-term debt increased $8.2 billion reflecting the addition of $11.7 billion of Westcorp debt with an average effect of $4.5 billion, and the issuance of $9.2 billion of attractively priced debt including our $2.5 billion WITS Transaction; grew $8.7 billion from 1Q05.

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Wachovia 1Q06 Quarterly Earnings Report

The following tables provide additional detail on our consumer loans.

Average Consumer Loans— Total Corporation

	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Mortgage	$34,826	34,698	33,433	30,879	30,510	—%	14
Home equity loans	35,450	32,056	29,310	28,058	27,502	11	29
Home equity lines	25,806	14,230	15,345	15,862	16,646	81	55
Student	10,589	11,235	11,267	10,995	11,003	(6)	(4)
Installment	3,372	3,358	3,440	3,397	3,414	—	(1)
Other consumer loans	8,062	3,544	3,528	3,495	4,397	—	83

Total consumer loans	$118,105	99,121	96,323	92,686	93,472	19%	26

Period-End On- Balance Sheet Consumer Loans In Loans, Securities and Loans Held for Sale

	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
On-balance sheet loan portfolio	$129,642	111,421	98,331	93,824	92,234	16%	41
Securitized loans included in securities	4,873	5,075	4,364	4,589	4,781	(4)	2
Loans held for sale	4,271	2,545	13,999	12,748	13,056	68	(67)

Total consumer loan assets	$138,786	119,041	116,694	111,161	110,071	17%	26

We hold consumer loans on our balance sheet in our consumer loan portfolio, in securitized form in our securities portfolio and in loans held for sale. On-balance sheet total period-end consumer loan assets of $138.8 billion increased 17% and rose 26% from 1Q05.

We originated $6.2 billion of mortgages in 1Q06 and $26 billion since 1Q05. We delivered $2.8 billion of mortgages to agencies/privates in 1Q06 and $14 billion since 1Q05. Residential loans serviced, including loans we originated, totaled $41 billion at quarter-end 1Q06 vs. $38.7 billion in the prior quarter and $22 billion at quarter-end 1Q05.

The following table provides additional period-end balance sheet data.

Period-End Balance Sheet Data	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Commercial loans, net	$150,902	147,165	141,063	136,115	134,696	3%	12
Consumer loans, net	130,030	111,850	98,670	94,172	92,570	16	40

Loans, net	280,932	259,015	239,733	230,287	227,266	8	24

Goodwill and other intangible assets
Goodwill	23,443	21,807	21,857	21,861	21,635	8	8
Deposit base	691	705	779	861	951	(2)	(27)
Customer relationships	742	413	416	427	387	80	92
Tradename	90	90	90	90	90	—	—
Total assets	541,842	520,755	532,381	511,840	506,833	4	7
Core deposits	296,092	293,562	287,732	275,281	273,883	1	8
Total deposits	328,564	324,894	320,439	299,910	297,657	1	10
Long-term debt	70,218	48,971	45,846	49,006	47,932	43	46
Stockholders’ equity	$49,789	47,561	46,757	47,904	46,467	5%	7

Memoranda
Unrealized gains (losses) (Before income taxes)
Securities, net	$(1,785)	(515)	121	1,491	509
Risk management derivative financial instruments, net	(480)	111	372	934	404

Unrealized gains (losses), net (Before income taxes)	$(2,265)	(404)	493	2,425	913

Unrealized net securities losses were $1.8 billion, up from losses of $515 million in 4Q05 due primarily to the effect of higher rates.

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Wachovia 1Q06 Quarterly Earnings Report

FEE AND OTHER INCOME

(See Table on Page 6)

Fee and other income of $3.5 billion increased $528 million, or 18%, from 4Q05, and increased 17% from 1Q05. Trading account profits and growth in other income and commissions drove the 18% linked quarter increase. Fees represented 50% of total revenue in 1Q06 and 46% in 4Q05.

Service charges were up 3% linked quarter to a record $574 million as a 5% increase in commercial DDA service charges reflecting seasonal activity was coupled with 2% growth in consumer service charges on higher activity. Service charges rose 12% from 1Q05 on higher consumer DDA service charges.

Other banking fees of a record $428 million were up 7% primarily on an increase in mortgage banking fees. Other banking fees increased 22% from 1Q05 due to growth in interchange income on increased volumes and higher rates and higher commercial asset servicing income.

Commissions of $639 million were up 8% on higher retail brokerage activity. Commissions increased 7% from 1Q05 on higher insurance commissions; retail brokerage commissions were relatively flat as customers migrated to brokerage managed account relationships.

Fiduciary and asset management fees of $745 million declined 3% despite record retail brokerage managed account assets; 4Q05 sale of Corporate and Institutional Trust businesses reduced fees by $44 million. Fiduciary and asset management fees from continuing operations were up 2% linked quarter on a $16 million improvement in retail brokerage managed account fees. Fiduciary and asset management fees increased 4% vs. 1Q05, despite the divestiture, on strong growth in retail brokerage managed account assets.

Advisory, underwriting and other investment banking fees of $302 million declined 7% from record 4Q05 results as declines in structured products more than offset continued strength in loan syndications, investment grade and M&A. Results were up 30% from 1Q05 largely on increases in investment grade, loan syndications, structured products and M&A.

Trading account profits of $219 million increased $250 million from 4Q05 losses of $31 million. Trading account profits were driven by strength in global rate products as well as a rebound from 4Q05 losses in structured products, credit products and equities. Trading account profits were up $111 million from 1Q05 as increases in global rate products, equities and credit products were partially offset by a decline in structured products.

Principal investing recorded net gains of $103 million, down $32 million from 4Q05 on a decline in fund gains. Net gains were up $44 million vs. 1Q05 on higher direct investment gains.

Securities losses were $48 million in 1Q06. These results reflect $64 million of net losses related to repositioning the securities portfolio and $16 million in net gains in the Corporate and Investment Bank. Impairment losses were $11 million in the quarter. 4Q05 net losses were $74 million, including $19 million in impairment losses. Securities losses in 1Q05 were $2 million and included $5 million in impairment losses.

Other income of $555 million increased $239 million linked quarter. Results included a $100 million fee relating to the Bank of America/MBNA merger and a $33 million gain from the Archipelago/NYSE merger. 1Q06 results also included $53 million of gains related to commercial mortgage securitization activity. Commercial mortgage securitization activity reflected in trading results in prior periods. 1Q06 results also include $25 million in revenue associated with continued account servicing of the Corporate and Institutional Trust businesses divested in 4Q05. Mortgage and other consumer loan sale and securitization income of $58 million, including $10 million in securitizations from AmNet, was down from $76 million in 4Q05. Affordable housing write-downs were $13 million in 1Q06 vs. $32 million in 4Q05. Other income increased $135 million vs. 1Q05.

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Wachovia 1Q06 Quarterly Earnings Report

NONINTEREST EXPENSE

(See Table on Page 7)

Total noninterest expense increased 1%, as higher salaries and employee benefits expense was partially offset by lower legal costs, corporate contributions, and professional and consulting fees. 1Q06 included $98 million relating to the implementation of SFAS 123R, primarily retirement-eligible employee stock compensation, and $14 million related to credit card costs. Excluding the effect of merger-related and restructuring expenses and other intangible amortization, expenses were up 1%. Total noninterest expense increased 9% vs. 1Q05 driven largely by higher salaries and benefits expense.

Salaries and employee benefits expense increased 9% linked quarter. The increase was driven by $98 million in increased employee stock compensation expense, higher revenue-based incentive compensation and benefits expense, and the addition of Westcorp and AmNet, partially offset by lower severance expense. Salaries and employee benefits expense increased 12% vs. 1Q05. Professional and consulting fees declined 22%, or $46 million, from a 4Q05 that included higher project activity including costs from our efficiency initiatives as well as seasonally higher billings. Sundry expense declined $137 million, reflecting lower legal costs and a $56 million decline in corporate contributions. Other intangible amortization of $92 million included $66 million in deposit base intangible amortization and $26 million in other intangible amortization. The addition of Westcorp in the quarter added $8 million in other intangible amortization expense.

CONSOLIDATED RESULTS—SEGMENT SUMMARY

Wachovia Corporation Performance Summary	Three Months Ended March 31, 2006
(Dollars in millions)	General Bank	Capital Management	Wealth Management	Corporate and Investment Bank	Parent	Merger-Related and Restructuring Expenses	Total Corporation
Income statement data
Total revenue (Tax-equivalent)	$3,489	1,414	341	1,711	101	—	7,056
Noninterest expense	1,677	1,129	250	888	227	68	4,239
Minority interest	—	—	—	—	95	—	95
Segment earnings (loss)	1,112	181	58	519	(96)	(46)	1,728

Performance and other data
Economic profit	$866	139	41	332	(117)	—	1,261
Risk adjusted return on capital (RAROC)	58.28%	47.20	42.87	33.66	(6.68)	—	39.22
Economic capital, average	$7,431	1,555	516	5,941	2,677	—	18,120
Cash overhead efficiency ratio (Tax-equivalent)	48.06%	79.84	73.21	51.90	134.94	—	57.81
FTE employees	45,443	17,107	4,771	5,669	24,144	—	97,134

Business mix/Economic capital
Based on total revenue	49.45%	20.04	4.83	24.25
Based on segment earnings	62.68	10.20	3.27	29.26
Average economic capital change (1Q06 vs. 1Q05)	6%	7	17	17

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Wachovia 1Q06 Quarterly Earnings Report

GENERAL BANK

This segment consists of the Retail and Small Business, and Commercial operations.

(See Table on Page 8)

RETAIL AND SMALL BUSINESS

This sub-segment includes Retail Banking, Small Business Banking, Wachovia Mortgage, Wachovia Home Equity, Wachovia Education Finance and other retail businesses.

Retail and Small Business

Performance Summary

	2006	2005				1Q06 vs 4Q05	1Q06 Vs 1Q05
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$1,701	1,682	1,632	1,610	1,569	1%	8
Fee and other income	760	644	654	583	569	18	34
Intersegment revenue	14	14	15	16	14	—	—

Total revenue (Tax-equivalent)	2,475	2,340	2,301	2,209	2,152	6	15
Provision for credit losses	40	54	55	57	53	(26)	(25)
Noninterest expense	1,316	1,344	1,265	1,217	1,224	(2)	8
Income taxes (Tax-equivalent)	408	346	359	344	321	18	27

Segment earnings	$711	596	622	591	554	19%	28

Performance and other data
Economic profit	$621	509	535	505	466	22%	33
Risk adjusted return on capital (RAROC)	85.58%	70.58	73.98	71.72	67.02	—	—
Economic capital, average	$3,380	3,388	3,368	3,340	3,373	—	—
Cash overhead efficiency ratio (Tax-equivalent)	53.16%	57.44	54.97	55.11	56.85	—	—
Average loans, net	$89,135	86,831	84,376	83,212	82,715	3	8
Average core deposits	$169,753	166,015	163,057	160,395	156,367	2%	9

Net interest income grew 1% linked quarter on solid loan and deposit growth. Average loans increased 3% and reflected a continued shift out of variable rate to fixed rate loans. Deposit growth was fueled by CDs and interest checking. Westcorp added $528 million in average deposits. Net interest income rose 8% from 1Q05, and loans and deposits grew 8% and 9%, respectively.

Fee and other income increased 18% linked quarter driven by a $100 million fee relating to the Bank of America/MBNA merger as well as growth in mortgage banking fees and consumer service charges. Fee and other income rose 34% from 1Q05.

Mortgage-related fee and other income of $72 million increased 7% linked quarter and grew 18% from 1Q05. Net gains on mortgage deliveries and servicing sales remained stable at $22 million. 1Q06 results also included $4 million in amortization of mortgage servicing rights vs. $10 million in 4Q05. The reduction in amortization is due to a $6 million fair value adjustment on the servicing rights portfolio. FAS156 was implemented at the beginning of the quarter. The mortgage servicing portfolio totaled $41 billion at quarter-end.

Noninterest expense decreased 2% from 4Q05 levels that included higher revenue-based incentives, investments in our branch network, corporate contributions and severance. 1Q06 expenses included an increase of $34 million relating to employee stock compensation expense and $14 million relating to credit card. Expenses rose 8% from 1Q05 largely reflecting higher revenue-driven compensation costs.

Page-20

Wachovia 1Q06 Quarterly Earnings Report

GENERAL BANK - RETAIL AND SMALL BUSINESS LOAN PRODUCTION

Retail and Small Business

	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Loan production
Mortgage	$6,190	6,358	7,501	5,890	4,312	(3)%	44
Home equity	8,376	8,755	9,053	8,408	7,869	(4)	6
Student	1,185	985	1,334	681	995	20	19
Installment	167	168	187	176	154	(1)	8
Other retail and small business	1,167	1,154	1,109	1,017	1,150	1	1

Total loan production	$17,085	17,420	19,184	16,172	14,480	(2)%	18

Loan production decreased 2% linked quarter to $17.1 billion, as strength in student loans was offset by lower real-estate secured activity in a rising rate environment. Loan production increased 18% from 1Q05 driven by mortgage loan originations which increased 44%. 1Q06 mortgage loan applications increased 29% from 4Q05 and 57% from 1Q05 partially reflecting the net increase of 200 new mortgage originators.

WACHOVIA.COM

Wachovia.com

	2006	2005				1Q06 vs 4Q05	1Q06 Vs 1Q05
(In thousands)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Online product and service enrollments
Retail	10,210	9,973	9,375	8,831	8,569	2%	19
Wholesale	591	575	541	513	482	3	23

Total online product and service enrollments	10,801	10,548	9,916	9,344	9,051	2	19
Enrollments per quarter	614	577	614	507	474	6	30

Dollar value of transactions (In billions)	$29.3	27.3	28.8	25.3	29.6	7%	(1)

WACHOVIA CONTACT CENTER Wachovia Contact Center Metrics

	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Customer calls to
Person	11.5	10.9	10.7	10.4	9.9	6%	16
Voice response unit	50.1	48.4	48.7	47.8	47.4	4	6

Total calls	61.6	59.3	59.4	58.2	57.3	4	8

% of calls handled in 30 seconds or less (Target 70%)	60%	66	53	65	68	—%	—

Page-21

Wachovia 1Q06 Quarterly Earnings Report

COMMERCIAL

This sub-segment includes Business Banking, Middle-Market Commercial, Commercial Real Estate and Government Banking.

Commercial

Performance Summary

	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$871	818	783	776	760	6%	15
Fee and other income	112	101	106	104	115	11	(3)
Intersegment revenue	31	43	41	33	29	(28)	7

Total revenue (Tax-equivalent)	1,014	962	930	913	904	5	12
Provision for credit losses	22	21	22	11	4	5	—
Noninterest expense	361	325	318	296	319	11	13
Income taxes (Tax-equivalent)	230	225	218	222	213	2	8

Segment earnings	$401	391	372	384	368	3%	9

Performance and other data
Economic profit	$245	250	233	241	220	(2)%	11
Risk adjusted return on capital (RAROC)	35.50%	37.62	36.16	37.59	35.40	—	—
Economic capital, average	$4,051	3,725	3,680	3,629	3,660	9	11
Cash overhead efficiency ratio (Tax-equivalent)	35.59%	33.74	34.24	32.40	35.31	—	—
Average loans, net	$89,223	82,148	79,529	78,719	76,926	9	16
Average core deposits	$46,622	47,295	45,415	45,267	45,332	(1)%	3

Net interest income was up 6% linked quarter including $86 million relating to the addition of Westcorp. Loans increased 9%, or $7.1 billion, including the $4.7 billion average effect of $13 billion of Westcorp loans. Core deposits decreased 1% from seasonally stronger 4Q levels which included higher government deposits. Westcorp added $209 million in average deposits. Net interest income rose 15% from 1Q05, and loans and deposits rose 16% and 3%, respectively.

Fee and other income increased 11% driven by growth in service charges. Westcorp contributed $1 million in fees to results. Fee and other income decreased 3% from 1Q05 which included $13 million in gains on loan sales.

Noninterest expense rose 11% vs. 4Q05 driven by $27 million of expenses relating to the Westcorp merger, an increase of $15 million relating to employee stock compensation expense, as well as production-related expenses. Noninterest expense rose 13% vs. 1Q05.

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Wachovia 1Q06 Quarterly Earnings Report

CAPITAL MANAGEMENT

This segment includes Retail Brokerage Services and Asset Management.

(See Table on Page 9)

RETAIL BROKERAGE SERVICES

This sub-segment consists of the retail brokerage, and annuity and reinsurance businesses.

Retail Brokerage Services

Performance Summary

	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$196	175	157	144	150	12%	31
Fee and other income	1,013	953	937	925	926	6	9
Intersegment revenue	(11)	(9)	(11)	(11)	(11)	(22)	—

Total revenue (Tax-equivalent)	1,198	1,119	1,083	1,058	1,065	7	12
Provision for credit losses	—	—	—	—	—	—	—
Noninterest expense	953	905	885	872	880	5	8
Income taxes (Tax-equivalent)	89	78	74	67	69	14	29

Segment earnings	$156	136	124	119	116	15%	34

Performance and other data
Economic profit	$120	100	91	84	82	20%	46
Risk adjusted return on capital (RAROC)	47.17%	42.46	39.92	38.23	37.69	—	—
Economic capital, average	$1,336	1,270	1,240	1,236	1,254	5	7
Cash overhead efficiency ratio (Tax-equivalent)	79.56%	80.81	81.79	82.42	82.68	—	—
Average loans, net	$434	375	354	334	303	16	43
Average core deposits	$28,413	28,108	28,307	29,040	30,425	1%	(7)

Net interest income of $196 million increased 12%, and 31% from 1Q05, primarily on improved deposit spreads including the introduction of household tiered balance pricing. Average core deposits grew 1% and were down 7% from 1Q05.

Fee and other income of $1.0 billion increased 6%, and 9% from 1Q05. Linked quarter growth was driven by stronger retail transaction activity and managed account fees. Growth from 1Q05 was due to growth in managed account fees, partly offset by lower retail transaction activity. Managed account assets of $119.8 billion grew 12%, and 42% from 1Q05.

Noninterest expense increased 5% linked quarter, and 8% from 1Q05. Growth from 4Q05 was mainly from increased commissions and expenses related to an $8 million increase in corporate employee stock compensation expense. Expense growth from 1Q05 was due to higher revenue and earnings-based incentives and an $8 million increase in corporate employee stock compensation expense.

Retail Brokerage Transaction

The Retail Brokerage Services sub-segment results shown in the above table include 100% of the results of the Wachovia Securities retail brokerage transaction, which is the combination of Wachovia’s and Prudential Financial’s retail brokerage operations. The entity is a consolidated subsidiary of Wachovia Corporation for GAAP purposes. Wachovia Corporation owns 62% of Wachovia Securities retail brokerage and Prudential Financial, Inc. owns 38%. Prudential Financial’s minority interest is included in minority interest reported in the Parent (see page 29) and in Wachovia Corporation’s consolidated statements of income on a GAAP basis, which differs from our segment reporting as noted on pages 3 and 14. For the three months ended March 31, 2006, Prudential Financial’s pre-tax minority interest on a GAAP basis was $75 million.

The Retail Brokerage Services sub-segment results reported in the above table also include our Insurance Services business, as well as additional corporate allocations that are not included in the Wachovia Securities Financial Holdings results.

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Wachovia 1Q06 Quarterly Earnings Report

ASSET MANAGEMENT

This sub-segment consists of the mutual fund business and customized investment advisory services, including retirement services.

Asset Management

Performance Summary

	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$2	3	2	2	2	—%	—
Fee and other income	217	216	211	214	215	—	1
Intersegment revenue	—	—	—	(1)	—	—	—

Total revenue (Tax-equivalent)	219	219	213	215	217	—	1
Provision for credit losses	—	—	—	—	—	—	—
Noninterest expense	181	203	180	176	173	(11)	5
Income taxes (Tax-equivalent)	14	7	12	14	16	—	(13)

Segment earnings	$24	9	21	25	28	167%	(14)

Performance and other data
Economic profit	$18	3	15	20	22	—%	(18)
Risk adjusted return on capital (RAROC)	45.24%	16.71	39.86	50.91	54.34	—	—
Economic capital, average	$219	226	204	203	206	(3)	6
Cash overhead efficiency ratio (Tax-equivalent)	82.49%	93.10	84.82	81.15	79.87	—	—
Average loans, net	$28	13	18	10	19	—	47
Average core deposits	$258	220	214	195	207	17%	25

Fee and other income of $217 million was flat linked quarter and rose 1% from 1Q05. The linked quarter comparison reflected asset growth in lower yielding products. Growth from 1Q05 was primarily due to growth in equity assets partly offset by lower fixed income mutual fund assets.

Noninterest expense of $181 million decreased $22 million, or 11%, on lower expenses associated with the redesigning of asset management services related to Wealth Management’s new open-architecture business model in 4Q05 and lower corporate contributions. Growth from 1Q05 was primarily due to $4 million in 1Q06 in increased employee stock compensation expense.

Total Assets Under Management

	2006		2005								1Q06 vs 4Q05	1Q06 vs 1Q05
	First Quarter		Fourth Quarter		Third Quarter		Second Quarter		First Quarter
(In billions)	Amount	Mix	Amount	Mix	Amount	Mix	Amount	Mix	Amount	Mix
Equity	$87	37%	$82	35%	$82	35%	$79	35%	$78	35%	6%	12
Fixed income	106	44	105	46	107	46	104	46	106	47	1	—
Money market	45	19	43	19	44	19	42	19	41	18	5	10

Total assets under management	$238	100%	$230	100%	$233	100%	$225	100%	$225	100%	4	6
Securities lending	61	—	57	—	49	—	48	—	45	—	4	33

Total assets under management and securities lending	$299	—	$287	—	$282	—	$273	—	$270	—	4%	11

Mutual Funds (AUM)
	2006		2005								1Q06 vs 4Q05	1Q06 vs 1Q05
	First Quarter		Fourth Quarter		Third Quarter		Second Quarter		First Quarter
(In billions)	Amount	Fund Mix	Amount	Fund Mix	Amount	Fund Mix	Amount	Fund Mix	Amount	Fund Mix
Equity	$34	36%	$32	35%	$31	34%	$30	34%	$29	33%	6%	17
Fixed income	23	24	23	25	24	27	24	27	25	28	—	(8)
Money market	38	40	37	40	35	39	35	39	34	39	3	12

Total mutual fund assets	$95	100%	$92	100%	$90	100%	$89	100%	$88	100%	4%	8

Total assets under management increased $8.7 billion, or 4%, and 6% from 1Q05, primarily on positive net sales in all asset classes and higher asset valuations. Note that 1Q06 excludes $24 billion related to the Corporate and Institutional Trust businesses divested in 4Q05, which continue to be managed by Capital Management. Growth from 1Q05 was primarily due to growth in equity and money market assets.

Page-24

Wachovia 1Q06 Quarterly Earnings Report

WEALTH MANAGEMENT

This segment includes Private Banking, Personal Trust, Investment Advisory Services, Charitable Services, Financial Planning and Insurance Brokerage (property and casualty, and high net worth life).

Wealth Management

Performance Summary

	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(Dollars in millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$149	153	147	143	140	(3)%	6
Fee and other income	191	193	196	188	151	(1)	26
Intersegment revenue	1	2	1	1	2	(50)	(50)

Total revenue (Tax-equivalent)	341	348	344	332	293	(2)	16
Provision for credit losses	—	1	6	—	(1)	—	—
Noninterest expense	250	254	240	227	196	(2)	28
Income taxes (Tax-equivalent)	33	35	35	38	37	(6)	(11)

Segment earnings	$58	58	63	67	61	—%	(5)

Performance and other data
Economic profit	$41	42	49	50	45	(2)%	(9)
Risk adjusted return on capital (RAROC)	42.87%	43.18	49.53	52.24	52.55	—	—
Economic capital, average	$516	508	503	488	442	2	17
Cash overhead efficiency ratio (Tax-equivalent)	73.21%	73.32	69.61	68.10	67.16	—	—
Lending commitments	$6,229	5,840	5,574	5,154	4,862	7	28
Average loans, net	15,526	14,848	14,161	13,581	12,829	5	21
Average core deposits	$14,557	14,222	13,457	13,330	13,303	2	9
FTE employees	4,771	4,808	4,816	4,849	4,035	(1)%	18

Net interest income of $149 million decreased 3% as lower spreads more than offset increases in average loan and deposit growth of 5% and 2%, respectively. Net interest income rose 6% from 1Q05 on loan growth of 21% and core deposit growth of 9%.

Fee and other income of $191 million decreased $2 million, or 1%, on lower insurance commissions and lower trust and investment management fees. Fees rose 26% from 1Q05, largely due to the May 2005 Palmer & Cay acquisition.

Noninterest expense was down 2%, or $4 million, from 4Q05, which included higher severance costs, higher private banking incentives and $4 million in corporate contributions. Expenses in 1Q06 reflect a $2 million increase from 4Q05 in personnel expense associated with the introduction of a new investment platform, as well as an increase in employee stock compensation expense of $10 million. Expenses rose 28% from 1Q05, primarily related to Palmer & Cay and the new investment platform.

Wealth Management Key Metrics

	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(Dollars in millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Investment assets under administration	$134,293	130,418	123,820	122,488	120,706	3%	11

Assets under management (a)	$68,349	65,572	65,642	64,907	64,606	4	6

Client relationships	45,170	44,457	45,381	50,409	55,721	2	(19)
Wealth Management advisors	973	978	971	962	1,004	(1)%	(3)

(a)	These assets are managed by and reported in Capital Management. Historical periods have been restated to reflect the transfer of assets from Wealth Management to other channels that best meet client needs.

Total assets under management were up 4%, and up 6% year over year, in line with the overall market performance. Client relationships increased 2% to 45,170 linked quarter as growth in core wealth relationships more than offset the transfer of 488 relationships to the General Bank.

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Wachovia 1Q06 Quarterly Earnings Report

CORPORATE AND INVESTMENT BANK

This segment includes Corporate Lending, Investment Banking, and Treasury and International Trade Finance.

(See Table on Page 11)

CORPORATE LENDING

This sub-segment includes Large Corporate Lending, and Leasing.

Corporate Lending

Performance Summary

	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$198	210	215	217	235	(6)%	(16)
Fee and other income	161	108	111	102	244	49	(34)
Intersegment revenue	7	7	6	5	6	—	17

Total revenue (Tax-equivalent)	366	325	332	324	485	13	(25)
Provision for credit losses	1	(25)	(3)	(9)	(3)	—	—
Noninterest expense	106	93	111	104	107	14	(1)
Income taxes (Tax-equivalent)	98	97	86	88	143	1	(31)

Segment earnings	$161	160	138	141	238	1%	(32)

Performance and other data
Economic profit	$54	39	31	35	142	38%	(62)
Risk adjusted return on capital (RAROC)	17.73%	15.98	14.97	15.70	31.72	—	—
Economic capital, average	$3,249	3,080	3,094	2,975	2,788	5	17
Cash overhead efficiency ratio (Tax-equivalent)	29.06%	28.63	33.54	32.03	22.02	—	—
Average loans, net	$30,738	30,364	29,415	28,874	28,002	1	10
Average core deposits	$154	228	356	419	528	(32)%	(71)

Corporate Lending Loans Outstanding

	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Large corporate loans	$16,133	15,415	14,638	13,606	12,896	5%	25
Capital finance	14,605	14,949	14,777	15,268	15,106	(2)	(3)

Total loans outstanding	$30,738	30,364	29,415	28,874	28,002	1%	10

Net interest income declined 6%, as loan growth was more than offset by spread compression in the loan portfolio. Average loans were up 1% from 4Q05 and increased 10% from 1Q05, driven by growth in large corporate lending.

Fee and other income increased $53 million, or 49%. Results included $16 million in gains on securities, $10 million in gains on loans sold and held for sale, as well as higher leasing income. 4Q05 results included securities losses of $4 million and gains on loans and loans held for sale of $4 million. Compared with 1Q05, fee and other income declined $83 million, driven by $117 million of gains realized in 1Q05 associated with equity received in settlement of loans. Additionally, 1Q05 also included $8 million in gains on loans sold and held for sale and $11 million in gains in securities and other investments.

Noninterest expense increased $13 million, or 14%, from 4Q05, and declined 1% from 1Q05. 1Q06 results included $5 million related to increased employee stock compensation expense.

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Wachovia 1Q06 Quarterly Earnings Report

INVESTMENT BANKING

This sub-segment includes Equity Capital Markets, M&A, Equity-Linked Products, Fixed Income Division, Loan Syndications and Principal Investing.

Investment Banking

Performance Summary

	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$218	284	228	216	264	(23)%	(17)
Fee and other income	889	608	731	511	551	46	61
Intersegment revenue	(14)	(28)	(21)	(17)	(10)	50	40

Total revenue (Tax-equivalent)	1,093	864	938	710	805	27	36
Provision for credit losses	—	—	—	1	—	—	—
Noninterest expense	610	527	534	440	466	16	31
Income taxes (Tax-equivalent)	176	123	148	99	124	43	42

Segment earnings	$307	214	256	170	215	43%	43

Performance and other data
Economic profit	$239	151	192	108	158	58%	51
Risk adjusted return on capital (RAROC)	52.71%	39.03	46.54	31.75	42.69	—	—
Economic capital, average	$2,325	2,141	2,144	2,096	2,010	9	16
Cash overhead efficiency ratio (Tax-equivalent)	55.83%	60.84	56.96	62.05	57.88	—	—
Average loans, net	$5,045	4,843	3,771	3,702	3,300	4	53
Average core deposits	$8,958	9,154	8,829	7,634	6,787	(2)%	32

Net interest income decreased $66 million, or 23%, and declined 17% from 1Q05 driven by a decrease in dividend income in equities trading and lower structured products warehouse balances.

Fee and other income increased $281 million, or 46%, due to higher trading account profits and a $33 million Archipelago/NYSE merger gain, partially offset by a $32 million decline in principal investing gains from a very strong 4Q05. Advisory and underwriting revenue was down $17 million from record 4Q05 levels, with strength in high grade originations and record loan syndications more than offset by lower structured products and equity results from a record 4Q05. Results included $43 million from the 1Q06 Wachovia WITS issuance eliminated in the Parent. Record trading profits of $208 million, on strength in global rate products and a rebound in structured products, credit products and equities from 4Q05 losses. Principal investing net gains were $103 million vs. $135 million in 4Q05, with the decline related to lower fund gains. Securities gains were $1 million in 1Q06, $7 million in 4Q05 and $28 million in 1Q05. Other income included $53 million related to commercial mortgage securitization activity (formerly included in trading results), as well as $10 million in securitization income from AmNet. Fee and other income increased $338 million, or 61%, from 1Q05 driven by stronger global rate products and equities trading account profits, improved principal investing results, and growth in advisory and underwriting revenue.

Investment Banking total trading revenue was $372 million, up $209 million and $80 million from 1Q05.

Noninterest expense rose 16% on higher-revenue based incentives, and rose $144 million from 1Q05, due to strategic hiring. 1Q06 results included $15 million in higher employee stock compensation expense.

Investment Banking

Mortgage Securitization Activity

	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Total revenue
Fixed income global rate products	$182	128	125	126	136	42%	34
Fixed income credit products (Excluding loan portfolio)	195	79	113	81	125	—	56
Fixed income structured products/other	402	399	396	366	396	1	2

Total fixed income	779	606	634	573	657	29	19
Principal investing	124	148	161	38	60	(16)	—
Total equities/M&A/other	190	110	143	99	88	73	—

Total revenue	1,093	864	938	710	805	27	36

Trading-related revenue
Net interest income (Tax-equivalent)	59	126	107	92	130	(53)	(55)
Trading account profits (losses)	208	(51)	135	44	92	—	—
Other fee income	105	88	67	74	70	19	50

Total net trading-related revenue (Tax-equivalent)	372	163	309	210	292	—	27

Principal investing balances
Direct investments	758	841	790	790	736	(10)	3
Fund investments	843	753	770	784	806	12	5

Total principal investing balances	$1,601	1,594	1,560	1,574	1,542	—%	4

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Wachovia 1Q06 Quarterly Earnings Report

TREASURY AND INTERNATIONAL TRADE FINANCE

This sub-segment includes Treasury Services, International Correspondent Banking and Trade Finance.

Treasury and International Trade Finance

Performance Summary

	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$90	93	88	87	91	(3)%	(1)
Fee and other income	192	184	185	176	184	4	4
Intersegment revenue	(30)	(30)	(29)	(28)	(30)	—	—

Total revenue (Tax-equivalent)	252	247	244	235	245	2	3
Provision for credit losses	—	12	—	—	—	—	—
Noninterest expense	172	167	165	167	160	3	8
Income taxes (Tax-equivalent)	29	26	29	24	32	12	(9)

Segment earnings	$51	42	50	44	53	21%	(4)

Performance and other data
Economic profit	$39	36	40	34	44	8%	(11)
Risk adjusted return on capital (RAROC)	54.08%	48.06	60.34	52.94	74.45	—	—
Economic capital, average	$367	392	321	319	284	(6)	29
Cash overhead efficiency ratio (Tax-equivalent)	68.04%	67.90	67.38	70.85	65.55	—	—
Average loans, net	$7,120	6,320	5,610	5,251	5,213	13	37
Average core deposits	$16,212	16,495	15,550	14,386	13,569	(2)%	19

Net interest income was down 3%, as spread compression on deposits and a 2% deposit decline offset 13% loan growth in international trade finance. Net interest income declined 1% from 1Q05, with loan growth of 37% in international trade finance and 19% core deposit growth offset by narrower spreads.

Fee and other income increased 4% from 4Q05 and 1Q05 on higher Treasury Services service charges and the final gain recognition on the 3Q05 sale of the embassy banking unit.

Noninterest expense increased 3% from 4Q05 and 8%, due to a full quarter impact of the acquisition of the international correspondent banking business of Union Bank of California and $5 million in increased employee stock compensation expense.

The Treasury Services business is managed in the Corporate and Investment Bank. Product revenues and earnings are also realized in other business lines within the company, including the General Bank and Wealth Management. Total treasury services product revenues for the company were $640 million in 1Q06 vs. $646 million in 4Q05 and $605 million in 1Q05.

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Wachovia 1Q06 Quarterly Earnings Report

PARENT

This sub-segment includes the central money book, investment portfolio, some consumer real estate and mortgage assets, minority interest in consolidated subsidiaries, businesses being wound down or divested including the Corporate and Institutional Trust businesses, other intangible amortization and eliminations.

Parent

Performance Summary

	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(Dollars in millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income statement data
Net interest income (Tax-equivalent)	$114	157	188	215	263	(27)%	(57)
Fee and other income	(15)	(15)	129	177	44	—	—
Intersegment revenue	2	1	(1)	2	—	—	—

Total revenue (Tax-equivalent)	101	143	316	394	307	(29)	(67)
Provision for credit losses	(2)	18	2	(10)	(17)	—	(88)
Noninterest expense	227	312	227	204	292	(27)	(22)
Minority interest	95	103	105	85	74	(8)	28
Income taxes (Tax-equivalent)	(123)	(212)	(87)	(41)	(59)	(42)	—

Segment earnings (loss)	$(96)	(78)	69	156	17	23%	—

Performance and other data
Economic profit	$(117)	(99)	44	131	(3)	18%	—
Risk adjusted return on capital (RAROC)	(6.68)%	(2.27)	17.02	29.75	10.41	—	—
Economic capital, average	$2,677	2,965	2,907	2,809	2,784	(10)	(4)
Cash overhead efficiency ratio (Tax-equivalent)	134.94%	153.68	40.23	24.46	57.65	—	—
Lending commitments	$516	508	433	430	398	2	30
Average loans, net	23,325	11,740	11,726	10,198	11,868	99	97
Average core deposits	$5,287	5,765	5,563	4,672	4,577	(8)	16
FTE employees	24,144	23,966	24,491	24,904	25,023	1%	(4)

Net interest income declined $43 million from 4Q05 and $149 million from 1Q05. Results reflect the liability sensitive nature of our securities portfolio and wholesale funding operations, which serve to hedge our asset sensitive core business activities. The benefits to the Parent of wider funds transfer pricing spreads (see page 14 for description) was offset by compression of spreads in the funding of investment portfolios as well as lower contributions from hedge-related derivatives.

Fee and other income was flat vs. 4Q05 and decreased $59 million vs. 1Q05. The Corporate and Institutional Trust businesses are included in the Parent in 4Q05 as a discontinued operation. As a result, in 1Q06, fiduciary fees declined $44 million, partially offset by $25 million in revenue associated with continued account servicing, which is reflected in other income.

Compared with 4Q05, securities losses were $64 million vs. losses of $77 million. 1Q06 included eliminations of $62 million related to underwriting and structuring provided by the Corporate and Investment Bank for company-related activities, compared with $25 million in 4Q05. Additionally, affordable housing tax credit eliminations were seasonally down $44 million. (Affordable housing results are recorded in Corporate and Investment Bank fee and other income net of the related tax benefit; this tax benefit is eliminated for consolidated reporting purposes in Parent fee and other income.) These positive variances were offset by lower securitization income, which was $12 million compared with $35 million in 4Q05, and lower income from corporate investments, which decreased $22 million.

The reduction in fee and other income from 1Q05 included the effect of the sale of the Corporate and Institutional Trust businesses as well as a $38 million gain in 1Q05 on the sale of a U.K. asset-based lending subsidiary. Additionally, securities losses increased $24 million, while securitization income increased $18 million.

Noninterest expense decreased $85 million linked quarter and $65 million vs. 1Q05, primarily due to lower legal costs. 1Q06 included $2 million of increased employee stock compensation expense.

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Wachovia 1Q06 Quarterly Earnings Report

ASSET QUALITY

(See Table on Page 12)

Net charge-offs in the loan portfolio of $59 million increased $8 million from 4Q05 and $13 million from 1Q05 due to $5 million in net charge-offs related to the Westcorp merger and lower gross recoveries than in prior quarters. As a percentage of average net loans, annualized net charge-offs remained stable at 0.09% and were up slightly from 0.08% in 1Q05. Overall, gross charge-offs of $103 million represented 0.16% of average loans and were offset by $44 million in recoveries.

Provision for credit losses totaled $61 million, including $59 million for loans on balance sheet and $2 million for unfunded lending commitments.

ALLOWANCE FOR CREDIT LOSSES

Allowance for Credit Losses

	2006		2005
	First Quarter		Fourth Quarter		Third Quarter
(In millions)	Amount	As a % of loans, net	Amount	As a % of loans, net	Amount	As a % of loans, net
Allowance for loan losses
Commercial	$1,844	1.22%	$1,859	1.26%	$1,871	1.33%
Consumer	1,057	0.81	730	0.65	713	0.72
Unallocated	135	—	135	—	135	—

Total	3,036	1.08	2,724	1.05	2,719	1.13
Reserve for unfunded lending commitments
Commercial	160	—	158	—	154	—

Allowance for credit losses	$3,196	1.14%	$2,882	1.11%	$2,873	1.20%

Memoranda
Total commercial (including reserve for unfunded lending commitments)	$2,004	1.33%	$2,017	1.37%	$2,025	1.44%

Allowance for credit losses was $3.2 billion, up $314 million from 4Q05, reflecting $300 million in allowance related to the Westcorp acquisition and continued strong credit quality. As a percentage of loans, allowance for loan losses of 1.08% and allowance for credit losses of 1.14% increased 3 bps each, primarily driven by the addition of Westcorp. The reserve for unfunded lending commitments, which includes unfunded loans and standby letters of credit, was $160 million. The allowance for loan losses to nonperforming loans ratio was 452%, up from 439% in 4Q05 and 300% in 1Q05.

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Wachovia 1Q06 Quarterly Earnings Report

NONPERFORMING LOANS

Nonperforming Loans (a)

	2006	2005				1Q06 vs 4Q05	1Q06 vs 1Q05
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Balance, beginning of period	$620	784	819	910	955	(21)%	(35)

Commercial nonaccrual loan activity
Commercial nonaccrual loans, beginning of period	392	565	585	658	712	(31)	(45)
New nonaccrual loans and advances	147	117	229	195	210	26	(30)
Charge-offs	(34)	(64)	(52)	(35)	(27)	(47)	26
Transfers (to) from loans held for sale	—	—	—	—	(25)	—	—
Transfers (to) from other real estate owned	—	(1)	(1)	(25)	—	—	—
Sales	(2)	(91)	(93)	(83)	(46)	(98)	(96)
Other, principally payments	(77)	(134)	(103)	(125)	(166)	(43)	(54)

Net commercial nonaccrual loan activity	34	(173)	(20)	(73)	(54)	—	—

Commercial nonaccrual loans, end of period	426	392	565	585	658	9	(35)

Consumer nonaccrual loan activity
Consumer nonaccrual loans, beginning of period	228	219	234	252	243	4	(6)
New nonaccrual loans, advances and other, net	18	(5)	(15)	(18)	9	—	—
Transfers (to) from loans held for sale	—	15	—	—	—	—	—
Sales and securitizations	—	(1)	—	—	—	—	—

Net consumer nonaccrual loan activity	18	9	(15)	(18)	9	—	—

Consumer nonaccrual loans, end of period	246	228	219	234	252	8	(2)

Balance, end of period	$672	620	784	819	910	8%	(26)

(a)	Excludes nonperforming loans included in loans held for sale, which at March 31, 2006 and at December 31, September 30, June 30, and March 31, 2005, were $24 million, $32 million, $59 million, $111 million and $159 million, respectively.

Nonperforming loans in the loan portfolio of $672 million increased $52 million, or 8%, vs. 4Q05 and decreased 26% from 1Q05. Linked quarter increases were primarily due to increased commercial nonaccruals. Total nonperforming assets of $804 million, including loans held for sale, increased $52 million, or 7%, from 4Q05 and were down 33% from 1Q05.

New commercial nonaccrual inflows were $147 million, up $30 million from 4Q05. Commercial nonaccruals were $426 million, up 9% from 4Q05 and down 35% from 1Q05. In 1Q06, $2 million in nonperforming commercial loans were sold directly out of the loan portfolio. Consumer nonaccruals were $246 million, up 8% from 4Q05, due primarily to an increase in Consumer Real Estate nonaccruals. Consumer nonaccruals declined 2% versus 1Q05.

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Wachovia 1Q06 Quarterly Earnings Report

LOANS HELD FOR SALE

Loans Held for Sale

	2006	2005
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Core business activity, beginning of period	$6,388	18,014	14,447	13,715	12,293
Balance of acquired entities at purchase date	—	873	—	—	—
Originations/purchases	13,068	13,704	15,157	10,577	7,692
Transfers to (from) loans held for sale, net	(70)	(12,060)	(562)	(583)	462
Lower of cost or market value adjustments	—	—	—	(1)	1
Performing loans sold or securitized	(11,397)	(11,444)	(8,604)	(6,999)	(5,109)
Other, principally payments	(143)	(2,699)	(2,424)	(2,262)	(1,624)

Core business activity, end of period	7,846	6,388	18,014	14,447	13,715
Portfolio management activity, end of period	13	17	24	84	458

Balance, end of period (a)	$7,859	6,405	18,038	14,531	14,173

(a)	Nonperforming assets included in loans held for sale at March 31, 2006, and at December 31, September 30, June 30, and March 31, 2005 were $24 million, $32 million, $59 million, $111 million and $159 million, respectively.

Core Business Activity

In 1Q06, a net $13.1 billion of loans were originated or purchased representing core business activity. We sold or securitized a total of $11.4 billion of loans out of loans held for sale.

Portfolio Management Activity

In 1Q06, we sold $27 million of consumer loans and $140 million of commercial loans directly out of the loan portfolio. $165 million of these loans were performing.

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Wachovia 1Q06 Quarterly Earnings Report

MERGER INTEGRATION UPDATE

MERGER EXPENSES

In connection with the SouthTrust merger, which closed on November 1, 2004, we began recording certain merger-related and restructuring expenses in our income statement. In addition we recorded purchase accounting adjustments to record SouthTrust’s assets and liabilities at their respective fair values as of November 1, 2004, and certain exit costs related to SouthTrust’s businesses, which have the effect of increasing goodwill. These purchase accounting adjustments are final and total $207 million. As of March 31, 2006, net merger-related and restructuring expenses were also final and totaled $332 million. The following table indicates our actual results compared with the previously estimated merger expenses for the SouthTrust merger transaction.

SouthTrust Transaction One-time Costs (In millions)	Net Merger- Related and Restructuring Expenses	Exit Cost Purchase Accounting Adjustments (a)	Total
Total estimated expenses	$333	207	540

Actual expenses
2004	41	60	101
2005	227	147	374
First quarter 2006	64	—	64

Total actual expenses	$332	207	539

(a)	These adjustments represent incremental costs related to combining the two companies and are specifically attributable to SouthTrust’s contributed business. Examples include employee termination costs, employee relocation costs, contract cancellations including leases and closing redundant SouthTrust acquired facilities. These adjustments are reflected in goodwill and are not charges against income.

During the quarter, we recorded one-time costs of $64 million related to the SouthTrust merger for a cumulative total of $539 million.

The total one-time costs for this transaction is the sum of total merger-related and restructuring expenses as reported in the following Merger-Related and Restructuring Expenses table and Total pre-tax exit cost purchase accounting adjustments.

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MERGER-RELATED AND RESTRUCTURING EXPENSES

Wachovia 1Q06 Quarterly Earnings Report

Merger-Related and Restructuring Expenses (Income Statement Impact)	2006	2005
(In millions)	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
SouthTrust merger-related and restructuring expenses
Personnel and employee termination benefits	$37	5	4	7	7
Occupancy and equipment	11	21	40	7	2
Advertising	1	11	8	5	1
Contract cancellations and system conversions	7	15	20	26	15
Other	8	5	10	10	8

Total SouthTrust merger-related and restructuring expenses	64	57	82	55	33

Total Wachovia Securities retail brokerage transaction merger-related and restructuring expenses	—	—	—	35	28

Other merger-related and restructuring expenses	4	1	1	—	—

Net merger-related and restructuring expenses	68	58	83	90	61

Prudential Financial’s 38 percent of shared Wachovia/Prudential Financial retail brokerage merger-related and restructuring expenses (Minority interest)	—	—	—	(14)	(11)
Income taxes (benefits)	(22)	(21)	(32)	(28)	(19)

After-tax net merger-related and restructuring expenses	$46	37	51	48	31

In 1Q06, we recorded $64 million in net merger-related and restructuring expenses related to the SouthTrust integration. This was largely composed of personnel and employee termination benefits associated with former SouthTrust employees.

GOODWILL AND OTHER INTANGIBLES

For the Westcorp acquisition, we recorded preliminary fair value and exit cost purchase accounting adjustments and corresponding decreases in goodwill of $282 million ($171 million after tax). In addition, we recorded dealer relationship and deposit base intangibles totaling $405 million ($253 million after tax). Based on a purchase price of $3.9 billion and Westcorp tangible stockholders’ equity of $1.9 billion, this resulted in goodwill of $1.6 billion at March 31, 2006.

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Wach ovia 1Q06 Quarterly Earnings Report

EXPLANATION OF OUR USE OF CERTAIN NON-GAAP FINANCIAL MEASURES

In addition to results presented in accordance with GAAP, this quarterly earnings report includes certain non-GAAP financial measures, including those presented on pages 2 and 4 under the captions “Earnings Reconciliation”, and “Other Financial Measures”, with the sub-headings — “Earnings excluding merger-related and restructuring expenses”— “Earnings excluding merger-related and restructuring expenses, and discontinued operations” and — “Earnings excluding merger-related and restructuring expenses, other intangible amortization and discontinued operations”, and which are reconciled to GAAP financial measures on pages 36-39. In addition, in this quarterly earnings report certain designated net interest income amounts are presented on a tax-equivalent basis, including the calculation of the overhead efficiency ratio.

Wachovia believes these non-GAAP financial measures provide information useful to investors in understanding the underlying operational performance of the company, its business and performance trends and facilitates comparisons with the performance of others in the financial services industry. Specifically, Wachovia believes the exclusion of merger-related and restructuring expenses and discontinued operations permits evaluation and a comparison of results for on-going business operations, and it is on this basis that Wachovia’s management internally assesses the company’s performance. Those non-operating items are excluded from Wachovia’s segment measures used internally to evaluate segment performance in accordance with GAAP because management does not consider them particularly relevant or useful in evaluating the operating performance of our business segments. In addition, because of the significant amount of deposit base intangible amortization, Wachovia believes the exclusion of this expense provides investors with consistent and meaningful comparisons to other financial services firms. Wachovia’s management makes recommendations to its board of directors about dividend payments based on reported earnings excluding merger-related and restructuring expenses, other intangible amortization, discontinued operations and the cumulative effect of a change in accounting principle, and has communicated certain dividend payout ratio goals to investors on this basis. Management believes this payout ratio is useful to investors because it provides investors with a better understanding of and permits investors to monitor Wachovia’s dividend payout policy. Wachovia also believes the presentation of net interest income on a tax-equivalent basis ensures comparability of net interest income arising from both taxable and tax-exempt sources and is consistent with industry standards. Wachovia operates one of the largest retail brokerage businesses in our industry, and we have presented an overhead efficiency ratio excluding these brokerage services, which management believes is useful to investors in comparing the performance of our banking business with other banking companies.

Although Wachovia believes the above non-GAAP financial measures enhance investors’ understanding of our business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP basis financial measures.

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Wachovia 1Q06 Quarterly Earnings Report

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES

Reconciliation of Certain Non-GAAP Financial Measures

		2006	2005
(In millions)	*	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Income from continuing operations
Net income (GAAP)	A	$1,728	1,707	1,665	1,650	1,621
Discontinued operations, net of income taxes (GAAP)		—	214	—	—	—

Income from continuing operations (GAAP)		1,728	1,493	1,665	1,650	1,621
Merger-related and restructuring expenses (GAAP)		46	37	51	48	31
Earnings excluding merger-related and restructuring expenses, and discontinued operations	B	1,774	1,530	1,716	1,698	1,652
Other intangible amortization (GAAP)		59	57	63	69	72

Earnings excluding merger-related and restructuring expenses, other intangible amortization and discontinued operations	C	$1,833	1,587	1,779	1,767	1,724

Return on average common stockholders’ equity
Average common stockholders’ equity (GAAP)	D	$47,926	46,407	47,328	47,114	47,231
Merger-related and restructuring expenses (GAAP)		19	146	96	52	11
Discontinued operations (GAAP)		—	(36)	—	—	—

Average common stockholders’ equity, excluding merger-related and restructuring expenses, and discontinued operations	E	47,945	46,517	47,424	47,166	47,242
Average intangible assets (GAAP)	F	(23,689)	(23,302)	(23,195)	(23,148)	(23,020)

Average common stockholders’ equity, excluding merger-related and restructuring expenses, other intangible amortization and discontinued operations	G	$24,256	23,215	24,229	24,018	24,222

Return on average common stockholders’ equity
GAAP	A/D	14.62%	14.60	13.95	14.04	13.92
Excluding merger-related and restructuring expenses and discontinued operations	B/E	15.01	13.05	14.36	14.43	14.19
Return on average tangible common stockholders’ equity
GAAP	A/D+F	28.91	29.33	27.36	27.61	27.16
Excluding merger-related and restructuring expenses, other intangible amortization and discontinued operations	C/G	30.64%	27.11	29.14	29.50	28.86

Table continued on next page.

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Wachovia 1Q06 Quarterly Earnings Report

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES

Reconciliation of Certain Non-GAAP Financial Measures

		2006	2005
(In millions)	*	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Return on average assets
Average assets (GAAP)	H	$522,209	520,382	511,567	503,361	500,486
Average intangible assets (GAAP)		(23,689)	(23,302)	(23,195)	(23,148)	(23,020)

Average tangible assets (GAAP)	I	$498,520	497,080	488,372	480,213	477,466

Average assets (GAAP)		$522,209	520,382	511,567	503,361	500,486
Merger-related and restructuring expenses (GAAP)		19	146	96	52	11
Discontinued operations (GAAP)		—	(36)	—	—	—

Average assets, excluding merger-related and restructuring expenses, and discontinued operations	J	522,228	520,492	511,663	503,413	500,497
Average intangible assets (GAAP)		(23,689)	(23,302)	(23,195)	(23,148)	(23,020)

Average tangible assets, excluding merger-related and restructuring expenses, and discontinued operations	K	$498,539	497,190	488,468	480,265	477,477

Return on average assets
GAAP	A/H	1.34%	1.30	1.29	1.31	1.31
Excluding merger-related and restructuring expenses, and discontinued operations	B/J	1.38	1.17	1.33	1.35	1.34
Return on average tangible assets
GAAP	A/I	1.41	1.36	1.35	1.38	1.38
Excluding merger-related and restructuring expenses, other intangible amoritization and discontinued operations	C/K	1.49%	1.27	1.45	1.48	1.46

*	The letters included in the column are provided to show how the various ratios presented in the tables on pages 36 through 39 are calculated. For example, return on average assets on a GAAP basis is calculated by dividing net income (GAAP) by average assets (GAAP) (i.e., A/H), and annualized where appropriate.

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Wachovia 1Q06 Quarterly Earnings Report

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES

Reconciliation of Certain Non-GAAP Financial Measures

		2006	2005
(In millions)	*	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Overhead efficiency ratios
Noninterest expense (GAAP)	L	$4,239	4,183	4,004	3,788	3,872
Merger-related and restructuring expenses (GAAP)		(68)	(58)	(83)	(90)	(61)

Noninterest expense, excluding merger-related and restructuring expenses	M	4,171	4,125	3,921	3,698	3,811
Other intangible amortization (GAAP)		(92)	(93)	(101)	(107)	(115)

Noninterest expense, excluding merger-related and restructuring expenses, and other intangible amoritization	N	$4,079	4,032	3,820	3,591	3,696

Net interest income (GAAP)		$3,490	3,523	3,387	3,358	3,413
Tax-equivalent adjustment		49	52	53	53	61

Net interest income (Tax-equivalent)		3,539	3,575	3,440	3,411	3,474
Fee and other income (GAAP)		3,517	2,989	3,258	2,977	2,995

Total	O	$7,056	6,564	6,698	6,388	6,469

Retail Brokerage Services, excluding insurance
Noninterest expense (GAAP)	P	$942	888	871	860	865

Net interest income (GAAP)		$189	170	152	142	146
Tax-equivalent adjustment		—	—	1	—	—

Net interest income (Tax-equivalent)		189	170	153	142	146
Fee and other income (GAAP)		975	915	904	881	885

Total	Q	$1,164	1,085	1,057	1,023	1,031

Overhead efficiency ratios GAAP	L/O	60.07%	63.72	59.78	59.29	59.86
Excluding merger-related and restructuring expenses	M/O	59.10	62.84	58.55	57.87	58.92
Excluding merger-related and restructuring expenses, and brokerage	M-P/O-Q	54.79	59.08	54.08	52.89	54.18
Excluding merger-related and restructuring expenses, and other intangible amoritization	N/O	57.81	61.41	57.06	56.19	57.15
Excluding merger-related and restructuring expenses, other intangible amoritization and brokerage	N-P/O-Q	53.24%	57.36	52.30	50.88	52.07

Table continued on next page.

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Wachovia 1Q06 Quarterly Earnings Report

RECONCILIATION OF CERTAIN NON-GAAP FINANCIAL MEASURES

Reconciliation of Certain Non-GAAP Financial Measures

		2006	2005
(In millions, except per share data)	*	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Operating leverage
Operating leverage (GAAP)		$436	(312)	92	5	269
Merger-related and restructuring expenses (GAAP)		10	(25)	(8)	30	(55)

Operating leverage, excluding merger-related and restructuring expenses		446	(337)	84	35	214
Other intangible amortization (GAAP)		(2)	(6)	(7)	(8)	1

Operating leverage, excluding merger-related and restructuring expenses, and other intangible amoritization		$444	(343)	77	27	215

Dividend payout ratios on common shares
Dividends paid per common share	R	$0.51	0.51	0.51	0.46	0.46

Diluted earnings per common share (GAAP)	S	$1.09	1.09	1.06	1.04	1.01
Merger-related and restructuring expenses (GAAP)		0.03	0.02	0.03	0.03	0.02
Other intangible amortization (GAAP)		0.04	0.04	0.04	0.04	0.05
Discontinued operations (GAAP)		—	(0.14)	—	—	—

Diluted earnings per common share, excluding merger-related and restructuring expenses, other intangible amoritization and discontinued operations	T	$1.16	1.01	1.13	1.11	1.08

Dividend payout ratios
GAAP	R/S	46.79%	46.79	48.11	44.23	45.54
Excluding merger-related and restructuring expenses, other intangible amoritization and discontinued operations	R/T	43.97%	50.50	45.13	41.44	42.59

*	The letters included in the column are provided to show how the various ratios presented in the tables on pages 36 through 39 are calculated. For example, return on average assets on a GAAP basis is calculated by dividing net income (GAAP) by average assets (GAAP) (i.e., A/H), and annualized where appropriate.

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Wac hovia 1Q06 Quarterly Earnings Report

Cautionary Statement

The foregoing materials and management’s discussion of them may contain, among other things, certain forward-looking statements with respect to Wachovia, as well as the goals, plans, objectives, intentions, expectations, financial condition, results of operations, future performance and business of Wachovia, including, without limitation, (i) statements relating to certain of Wachovia’s goals and expectations with respect to earnings, earnings per share, revenue, expenses, and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, (ii) statements relating to the benefits of the acquisition by Wachovia of Westcorp and WFS Financial Inc (the “Merger”), (iii) statements with respect to Wachovia’s plans, objectives, expectations and intentions and other statements that are not historical facts, and (iv) statements preceded by, followed by or that include the words “may”, “could”, “would”, “should”, “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “targets”, “probably”, “potentially”, “projects”, “outlook” or similar expressions. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond Wachovia’s control). The following factors, among others, could cause Wachovia’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements: (1) the risk that the businesses involved in the Merger will not be integrated successfully or such integrations may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame; (3) revenues following the Merger may be lower than expected; (4) deposit attrition, customer attrition, operating costs, and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected; (5) enforcement actions by governmental agencies that are not currently anticipated; (6) the strength of the United States economy in general and the strength of the local economies in which Wachovia conducts operations may be different than expected resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on Wachovia’s loan portfolio and allowance for loan losses; (7) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; (8) inflation, interest rate, market and monetary fluctuations; (9) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on Wachovia’s capital markets and capital management activities, including, without limitation, its mergers and acquisition advisory business, equity and debt underwriting activities, private equity investment activities, derivative securities activities, investment and wealth management advisory businesses, and brokerage activities; (10) adverse changes in the financial performance and/or condition of Wachovia’s borrowers which could impact the repayment of such borrowers’ outstanding loans; (11) the impact of changes in accounting principles; and (12) the impact on Wachovia’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts. Additional information with respect to factors that may cause actual results to differ materially from those contemplated by such forward-looking statements is included in the reports filed by Wachovia with the Securities and Exchange Commission, including its Current Report on Form 8-K dated April 17, 2006.

Wachovia cautions that the foregoing list of factors is not exclusive. All subsequent written and oral forward-looking statements concerning the Merger or other matters and attributable to Wachovia or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above. Wachovia does not undertake any obligation to update any forward-looking statement, whether written or oral.

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